Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

DATED AS OF AUGUST 24, 2004

BY AND AMONG

PL RETAIL LLC

PRICE LEGACY CORPORATION

AND

PL ACQUISITION CORP.

i

ii

Exhibits

Exhibit A-1	Form of Latham & Watkins LLP REIT Opinion

Exhibit A-2	Form of Company Officer’s Certificate

Exhibit A-3	Form of Hotel Officer’s Certificate

Exhibit B	Form of Put Agreement

iii

Defined Terms	Section
Acquisition Proposal	9.11(a)
Affiliate	3.20
Agreement	Preamble
Amended and Restated Charter	1.3
Antitrust Law	3.7
Articles of Merger	1.4
Base Amount	8.3(b)
Board Redemption Actions	3.3(a)
Certificate	2.1(d)
Closing	1.5
Closing Date	1.5
COBRA	3.12(f)
Code	2.3
Commitment	5.1(k)
Company	Preamble
Company Board	3.3(a)
Company Common Stock	3.2(a)
Company Disclosure Schedule	Article III
Company Employees	6.8(a)
Company Employee Benefit Plan	3.12(a)
Company Environmental Permits	3.14
Company Financial Advisor	3.17
Company Financial Statement Date	3.6
Company Material Contracts	3.16(a)
Company Non-Subsidiary Entity	9.11(b)
Company Option Plan	9.11(c)
Company Permits	3.10
Company Property	3.11(a)
Company Requisite Vote	3.3(b)
Company SEC Reports	3.4
Company Securities	3.2(a)
Company Space Leases	3.11(f)
Company Stock	3.2(a)
Company Stockholders’ Meeting	6.2
Company Stock Options	3.2(a)
Company Title Insurance Policy	3.11(c)
Confidentiality Agreement	5.2(c)
Corporate Budget	5.1
Delivered	9.11(d)
Deposit	1.2
Dispute	9.11(e)
DOJ	6.3(b)
Drop-Dead Date	8.1(c)
Effective Time	1.4
Employee Benefit Plan	6.8(a)

1

Environmental Claims	3.14
Environmental Laws	3.14
ERISA	3.12(a)
ERISA Affiliate	3.12(a)
Exchange Act	3.4
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Excluded Shares	2.1(b)
Expenses	8.3(a)
FTC	6.3(b)
GAAP	3.4
Governmental Entity	3.7
Ground Lease	3.11(h)
Hazardous Material	3.14
HSR Act	3.7
Identified Company Property	8.3(c)
Indemnified Party or Indemnified Parties	6.7(a)
IRS	3.12(b)
Judgment	9.11(f)
Know	9.11(g)
Knowledge	9.11(g)
Law	3.7
Lender Consents	7.1(c)
Lien	3.1(e)
Made Available	9.11(d)
Material Adverse Effect	9.11(h)
Merger	Recitals
Merger Consideration	2.1(c)
Merger Sub	Preamble
Merger Sub Common Stock	2.1(a)
MGCL	Recitals
Multiemployer Plan	3.12(a)
Nasdaq	6.2
Newcos	7.2(e)
Officer’s Certificates	7.2(c)
Option Merger Consideration	2.1(f)
Organization	7.2(f)
Parent	Preamble
Parent Disclosure Schedule	Article IV
Participation Agreements	3.11(n)
Participation Interest	3.11(n)
Participation Party	3.11(n)
PCB	3.14
Permitted Liens	3.11(a)
Person	9.11(i)
Property Restrictions	3.11(a)

2

Proxy Statement	6.1(a)
Put Agreement	7.2(e)
Put Properties	7.2(e)
Qualifying Income	8.3(b)
Redemption	1.3
Reimbursement Agreements	3.11(k)
REIT	3.15(b)
REIT Requirements	8.3(b)
Related Party	3.20
Reportable Transaction	3.15(m)
Required Approvals	6.3(a)
SEC	9.11(j)
Securities Act	3.4
Series A Preferred Stock	3.2(a)
Series 1 Preferred Stock	3.2(a)
S-O Act	3.4
Subsidiary	9.11(k)
Superior Proposal	6.4(b)
Surviving Corporation	1.1
Surviving Corporation Bylaws	1.7
Surviving Corporation Charter	1.7
Takeover Statutes	3.19
Tax or Taxes	3.15(m)
Tax Returns	3.15(m)
Termination Fee	8.3(b)
Termination Fee Tax Opinion	8.3(b)
Third Party	3.11(l)
Transfer and Gains Taxes	6.11(a)
WARN	3.13(e)

3

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 24, 2004, is by and among Price Legacy Corporation, a Maryland corporation (the “Company”), PL Retail LLC, a Delaware limited liability company (“Parent”), and PL Acquisition Corp., a Maryland corporation (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) on the terms and conditions contained in this Agreement; and

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by unanimous written consent in accordance with the requirements of the Maryland General Corporation Law (the “MGCL”) and the charter and bylaws of Merger Sub.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I.

THE MERGER

Section 1.1                                      The Merger.  At the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company.  Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).  The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the laws of the State of Maryland.

Section 1.2                                      The Deposit.  On the date hereof, Parent shall pay Twenty Five Million Dollars ($25,000,000) (the “Deposit”), by wire transfer of immediately available funds, to the Company.  The Deposit will be (a) used by the Company to effect the Redemption (as hereinafter defined) in accordance with Section 1.3, or (b) released to Parent or the Company, as the case may be, in the event this Agreement is terminated in accordance with Article VIII before the Company commences the Redemption by notice to stockholders or otherwise.

Section 1.3                                      Redemption.  The Company shall, pursuant to the Articles of Amendment and Restatement of the Company (the “Amended and Restated Charter”), exercise its right to redeem so much of the Series A Preferred Stock as permitted by the Deposit and consummate such redemption as soon as practicable thereafter and in any event prior to the Closing Date, but only to the extent determined in good faith by the Company to be consistent with the Company’s tax status as a REIT and allowable with reference to Section 2-311 of the MGCL (collectively, the “Redemption”).

Section 1.4                                      Effective Time.  Parent, Merger Sub and the Company shall cause the Merger to be consummated in accordance with all appropriate laws by filing such articles of merger or other appropriate documents (in any such case, the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland.  The Merger shall become effective at the time specified in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.5                                      Closing of the Merger.  The closing of the Merger (the “Closing”) will take place at a time and on a date to be specified by the parties (the “Closing Date”) as soon as practicable after satisfaction or waiver of the conditions set forth in Article VII, but in no event earlier than September 15, 2004, or later than the Drop-Dead Date (as hereinafter defined), at the offices of Latham & Watkins LLP, 12636 High Bluff Drive, Suite 300, San Diego, California 92130.

Section 1.6                                      Effects of the Merger.  The Merger shall have the effects set forth in the MGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

Section 1.7                                      Surviving Corporation Charter and Bylaws.  The Amended and Restated Charter in effect at the Effective Time shall be the charter of the Surviving Corporation (the “Surviving Corporation Charter”), until thereafter amended.  The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”), until thereafter amended.

Section 1.8                                      Directors and Officers of Surviving Corporation.

(a)                                  The directors of Merger Sub at the Effective Time shall become the directors of the Surviving Corporation, to hold office in accordance with the Surviving Corporation Charter and Surviving Corporation Bylaws until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

(b)                                 The officers of Merger Sub at the Effective Time shall become the initial officers of the Surviving Corporation as of the Effective Time, to hold office in accordance with the Surviving Corporation Charter and Surviving Corporation Bylaws until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

(c)                                  Resignations will be tendered for all current directors and officers of the Company effective upon the Effective Time.

ARTICLE II.

MERGER CONSIDERATION; CONVERSION OF STOCK

Section 2.1                                      Conversion or Retention of Company Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a)                                  Common Stock of Merger Sub.  Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.0004 per share, of the Surviving Corporation.  Immediately prior to the Effective Time, Merger Sub shall have issued and outstanding that number of shares of Merger Sub Common Stock equal to the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than and excluding any Excluded Shares (as hereinafter defined).

(b)                                 Cancellation of Parent-Owned and Merger Sub-Owned Company Common Stock.  Each issued and outstanding share of Company Common Stock that is owned by Parent, Merger Sub or any subsidiary of Parent or Merger Sub immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c)                                  Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time other than Excluded Shares shall be converted into the right to receive following the Merger an amount in cash equal to Eighteen Dollars and Eight Five Cents ($18.85) (the “Merger Consideration”); provided that, if the Closing occurs after October 1, 2004, the Merger Consideration shall be increased by an amount equal to Twenty-Eight Cents ($0.28) multiplied by a fraction, the numerator of which is the number of days from and including October 1, 2004 until the Closing Date, and the denominator of which is ninety (90).

(d)                                 Cancellation and Retirement of Company Common Stock.  As of the Effective Time, all shares of Company Common Stock (other than Excluded Shares) issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (a “Certificate”) shall, to the extent such Certificate represents such shares, cease to have any rights with respect thereto, except, in all cases, the right to receive the Merger Consideration.  The right of any holder of any share of Company Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable tax law.

(e)                                  Retention of Company Preferred Stock.  Each share of Series A Preferred Stock and Series 1 Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall continue to represent a share of Series A Preferred Stock or Series 1 Preferred Stock, as the case may be, of the Surviving Corporation.

(f)                                    Cancellation of Company Stock Options.  The Company shall take all actions necessary to assure that, immediately prior to or at the Effective Time, each outstanding Company Stock Option, whether or not then exercisable or vested, shall be canceled, and shall no longer be outstanding and in consideration of such cancellation, each holder of a Company Stock Option shall have the right to receive an amount in respect thereof equal to the product of (i) the excess of the Merger Consideration over the exercise price of such Company Stock Option, and (ii) the number of shares of Company Common Stock subject thereto (such payment to be net of any withholding taxes applicable thereto) (the “Option Merger Consideration”).

Section 2.2                                      Exchange of Certificates.

(a)                                  Exchange Agent.  Prior to the mailing of the Proxy Statement, the Company shall appoint a bank or trust company reasonably satisfactory to Merger Sub to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration and the Option Merger Consideration.  At the Effective Time, Parent shall deposit or cause the Surviving Corporation to deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, and for the benefit of holders of Company Stock Options for payment in accordance with Section 2.1(f), the aggregate Merger Consideration and Option Merger Consideration (such cash consideration being hereinafter referred to as the “Exchange Fund”), less any portion of the Deposit not used by the Company to effect the Redemption, and all interest and other amounts earned with respect thereto, which shall be deposited by the Company with the Exchange Agent.  The Exchange Agent shall make payments of the Merger Consideration and the Option Merger Consideration out of the Exchange Fund in accordance with this Agreement and the Articles of Merger.  The Exchange Fund shall not be used for any other purpose.  Any and all interest earned on the Exchange Fund shall be paid to Parent.

(b)                                 Stock Transfer Books.  At the Effective Time, the common stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Stock on the records of the Company.  From and after the Effective Time, the holders of Certificates representing ownership of the Company Common Stock outstanding immediately prior to the Effective Time shall cease to have rights with respect to such Company Common Stock, except as otherwise provided for herein.  On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.  On and after the Effective Time, a holder of a Company Stock Option shall have only the right to receive the Option Merger Consideration as provided in Section 2.1(f).

(c)                                  Exchange Procedures.  As soon as possible after the Effective Time, Parent and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.1:  (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass to the Exchange Agent, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash payable in respect of the shares of Company Common Stock theretofore represented by such Certificate pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender, the Merger Consideration as contemplated by this Section 2.2.  No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(d)                                 No Further Ownership Rights in Company Common Stock or Company Stock Options Exchanged For Cash.  The Merger Consideration paid upon the surrender for exchange of Certificates representing shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged for cash theretofore represented by such Certificates.  The Option Merger Consideration paid with respect to Company Stock Options in accordance with the terms of this Article II and Section 2.1(f) shall be deemed to have been paid in full satisfaction of all rights pertaining to the canceled Company Stock Options and on and after the Effective Time the holder of a Company Stock Option shall have no further rights to exercise any Company Stock Option.

(e)                                  Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of the Merger Consideration.

(f)                                    No Liability.  None of Parent, Merger Sub, the Surviving Corporation, the Company or the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificate has not been surrendered prior to three (3) years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(g)                                 Investment of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis.  Any interest and other income resulting from such investments shall be paid to Parent.  To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, the Surviving Corporation shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments.

(h)                                 Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, pursuant to this Agreement.

Section 2.3                                      Withholding Rights.  The Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law.  To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

Section 2.4                                      Dissenters’ Rights.  No dissenters’ or appraisal rights shall be available with respect to the Merger.

Section 2.5                                      Adjustment of Merger Consideration.  In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the shares of Company Common Stock issued and outstanding shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the capitalization of the Company, increase or decrease in number or be changed into or exchanged for a different kind or number of securities, then an appropriate and proportionate adjustment shall be made to the Merger Consideration.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to each of Parent and Merger Sub as follows (provided, that for purposes of Article III only, each Company Non-Subsidiary Entity shall be deemed to be a subsidiary of the Company, except that each representation and warranty as to such Company Non-Subsidiary Entity shall only be made to the knowledge of the Company):

Section 3.1                                      Organization and Qualification; Subsidiaries.

(a)                                  The Company and each of its subsidiaries is a corporation or legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by the Company to be conducted, except where the failure to be duly organized, existing and in good standing or to have such power and authority would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect (as hereinafter defined) on the Company.

(b)                                 The Amended and Restated Charter is in effect, and no dissolution, revocation or forfeiture proceedings regarding the Company or any of the Company’s subsidiaries have been commenced.

(c)                                  Section 3.1(c) of the Company Disclosure Schedule sets forth:

(i)                                     each subsidiary of the Company;

(ii)                                  the legal form of each of the Company’s subsidiaries including the state or country of formation;

(iii)                               the identity and ownership interest of each of the Company’s subsidiaries that is held by the Company or its subsidiaries, and with respect to third party owners, the identity and ownership interest as set forth in the operative documents, in each case, including but not limited to the amount of securities of such subsidiary owned by such owner;

(iv)                              each jurisdiction in which each of the Company’s subsidiaries is qualified or licensed to do business; and

(v)                                 each assumed name under which each of the Company’s subsidiaries conducts business in any jurisdiction.

Except as listed in Section 3.1(c) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, beneficially or of record, any shares of stock or other security of any other entity or any other investment in any other entity, which would be a subsidiary of the Company.

(d)                                 The Company and each of its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(e)                                  Except as set forth in Section 3.1(e) of the Company Disclosure Schedule, all of the outstanding shares of capital stock or other voting securities of each of the Company’s subsidiaries that is a corporation have been validly issued and are (A) fully paid and nonassessable, (B) owned by the Company or by one of the Company’s subsidiaries, and (C) owned, directly or indirectly, free and clear of any Lien (as hereinafter defined) (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law), and all equity interests in each of the Company’s subsidiaries that is a partnership, joint venture, limited liability company or trust which are owned by the Company, by one of the Company’s subsidiaries or by the Company and one of the Company’s subsidiaries are owned free and clear of any Lien (including any restriction on the right to vote or sell the same, except as may be provided as a matter of Law).  For purposes of this Agreement, “Lien” means, with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

(f)                                    The Company has made available to Parent correct and complete copies of the Amended and Restated Charter and bylaws of the Company, as currently in effect, and correct and complete copies of the articles of incorporation, bylaws, partnership agreements, joint ventures and operating agreements or similar organizational documents of each of the Company’s subsidiaries, as currently in effect.

Section 3.2                                      Capitalization.

(a)                                  As of the date of this Agreement, the authorized stock of the Company consists of: 150,000,000 shares of capital stock, (i) 106,931,723 of which have been designated as common stock of the Company, par value $.0004 per share (the “Company Common Stock”), of which 36,919,539 shares are issued and outstanding, (ii) 27,849,771 of which have been designated as 8 3/4% Series A Cumulative Redeemable Preferred Stock, par value $.0001 per share (the “Series A Preferred Stock”), of which 5,486,994 shares are issued and outstanding, and (iii) 15,218,506 shares of which have been designated as 6.82% Series 1 Cumulative Redeemable Preferred Stock, par value $.0001 per share (the “Series 1 Preferred Stock” and, together with the Company Common Stock and the Series A Preferred Stock, the “Company Stock”), of which 2,942,463 shares are issued and outstanding.  All of the issued and outstanding shares of Company Stock have been validly issued, and are duly authorized, fully paid, nonassessable and free of preemptive rights.  As of the date hereof, 195,137 shares of Company Common Stock are reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding qualified or nonqualified options to purchase shares of Company Common Stock (“Company Stock Options”) issued pursuant to the Company Option Plan (as hereinafter defined).  Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, since March 31, 2004, no shares of Company Common Stock have been issued or reserved for issuance or have become outstanding other than pursuant to Company Stock Options already in existence on such date.  Except as set forth above or in Section 3.2(a) of the Company Disclosure Schedule, there are outstanding (i) no shares of stock or other voting securities of the Company; (ii) no securities of the Company convertible into or exchangeable for shares of stock or voting securities of the Company; (iii) no options or other rights to acquire from the Company, and no obligations of the Company to issue, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of the Company; and (iv) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights (collectively, “Company Securities”).  Except with respect to the redemption by the Company of 1,500,000 shares of Series A Preferred Stock as announced by the Company on August 13, 2004, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.  Section 3.2(a) of the Company Disclosure Schedule sets forth information regarding the current exercise price, date of grant and number granted of Company Stock Options for each holder thereof.

(b)                                 Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, there are (i) no securities of the Company’s subsidiaries convertible into or exchangeable for shares of stock or voting securities of the Company’s subsidiaries; (ii) no options or other rights to acquire from the Company’s subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly of, any stock or other ownership interests in, or any other securities of, any subsidiary of the Company; (iii) no obligations of the Company’s subsidiaries to issue any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of the Company’s subsidiaries; and (iv) no equity equivalents, interests in the ownership or earnings of the Company’s subsidiaries or other similar rights. There are no outstanding obligations of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of stock or other ownership interests in any subsidiary of the Company.  Except as set forth in Section 3.2(b) of the Company Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is bound relating to the voting of any shares of stock of the Company or any subsidiary of the Company.

(c)                                  Except as set forth in Section 3.2(c) of the Company Disclosure Schedule, all dividends or distributions on shares of Company Stock which have been authorized or declared prior to the date of this Agreement have been paid in full.

(d)                                 Except as set forth in Section 3.2(d) of the Company Disclosure Schedule, neither the Company nor any of the Company’s subsidiaries owns directly or indirectly any interest or investment (whether equity or debt, other than intercompany loans) in any corporation, partnership, limited liability company, joint venture, business trust or entity (other than investments in short-term investment securities) other than shares of stock or other securities of the Company’s subsidiaries.  With respect to such interests and investments, the

Company and each of the Company’s subsidiaries owns such interests and investments free and clear of all Liens.

Section 3.3                                      Authority Relative to this Agreement; Stockholder Approval.

(a)                                  The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby.  No other corporate proceedings on the part of the Company or any of its subsidiaries are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than (i) with respect to the Merger and this Agreement, to the extent required by Law (as hereinafter defined), the Company Requisite Vote (as hereinafter defined), and (ii) the formal authorization of the Redemption, and the formal authorization, declaration and/or setting aside by the Board of Directors of the Company (the “Company Board”) of, and/or the payment by the Company of, distributions on the Series A Preferred Stock insofar as may be required under the Amended and Restated Charter before, or as a condition to, the consummation of the Redemption (the “Board Redemption Actions”)).  This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b)                                 The Company Board has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Merger and, with the exception of the Board Redemption Actions, the other transactions contemplated hereby, and taken all other corporate actions required to be taken by the Company Board for the consummation of the Merger and the other transactions contemplated hereby.  The Company Board has directed that this Agreement be submitted to the stockholders of the Company for their approval to the extent required by Law and the Amended and Restated Charter.  The affirmative approval of this Agreement and the Merger by the holders of shares of Company Common Stock and holders of shares of Series A Preferred Stock, voting together as a single class, representing at least a majority of all votes entitled to be cast by the holders of all outstanding shares of Company Common Stock and Series A Preferred Stock as of the record date for the Company Stockholders’ Meeting (the “Company Requisite Vote”) is the only vote of the holders of any class or series of stock of the Company necessary to adopt this Agreement and approve the Merger.

Section 3.4                                      Reports; Financial Statements.  Except as set forth in Section 3.4 of the Company Disclosure Schedule, the Company has (a) to its knowledge, filed all required forms, reports and documents with the SEC from January 1, 2001 to December 31, 2003 and (b) filed all required forms, reports and documents with the SEC since January 1, 2004, each of which has (in the case of those forms, reports and documents covered under clause (a) above, to its knowledge) complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder applicable to such forms, reports and documents, each as in effect on the dates such forms, reports and documents were filed, except to the extent that such forms, reports and documents have been modified or superceded by later forms, reports and documents filed prior to the date of this Agreement.  The Company has made available to Parent, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of the fiscal years ended December 31, 2001, 2002 and 2003, respectively, (ii) all definitive proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since January 1, 2001, and (iii) all other reports or registration statements filed by the Company with the SEC since January 1, 2001 (collectively, the “Company SEC Reports”).  Except as set forth in Section 3.4 of the Company Disclosure Schedule (and in the case of those Company SEC Reports filed prior to January 1, 2004, to the knowledge of the Company), none of such forms, reports or documents, including any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that such statements have been modified or superceded by later Company SEC Reports filed prior to the date of this Agreement.  To the extent required (and in the case of those Company SEC Reports filed prior to January 1, 2004, to the knowledge of the Company), the Company has complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (the “S-O Act”) that are currently in effect.  Except as set forth in Section 3.4 of the Company Disclosure Schedule (and in the case of those Company SEC Reports filed prior to January 1, 2004, to the knowledge of the Company), the consolidated financial statements of the Company included in the Company SEC Reports (except to the extent such statements have been amended or modified by later Company SEC Reports filed prior to the date of this Agreement) filed prior to the date of this Agreement complied as to form in all material respects with applicable accounting standards and the published rules and regulations of the SEC with respect thereto and fairly present in all material respects, in conformity with generally accepted accounting principles (“GAAP”) (except, in the case of interim financial statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

Section 3.5                                      No Undisclosed Liabilities.  Except as set forth in Section 3.5 of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date hereof, none of the Company or its subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto, except for any such liabilities or obligations which would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, after taking into account any assets acquired or services provided in connection with the incurrence of such liabilities or obligations.

Section 3.6                                      Absence of Changes.  Except as set forth in Section 3.6 of the Company Disclosure Schedule or the Company SEC Reports filed prior to the date of this Agreement, since the date of the most recent audited financial statements included in the Company SEC Reports filed prior to the date of this Agreement (the “Company Financial Statement Date”), the Company and its subsidiaries have conducted their business only in the usual, regular and ordinary course consistent with past practice, and there have not been (a) any events or circumstances that have had a Material Adverse Effect on the Company, nor has there been any occurrence or circumstance that would have or would reasonably be likely to have a Material Adverse Effect on the Company, (b) except for regular quarterly distributions (in the case of the Company) not in excess of $0.28 per share of Company Common Stock, $0.35 per share of the Series A Preferred Stock and $0.29 per share of the Series 1 Preferred Stock or distributions otherwise permitted by Section 6.10, in each case with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any shares of Company Stock, (c) any split, combination or reclassification of any shares of Company Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its beneficial interest or any issuance of an ownership interest in, any of the Company’s subsidiaries, except as contemplated by this Agreement or for the issuance or exercise of Company Stock Options, (d) any damage, destruction or loss, whether or not covered by insurance, that has had, would have or would reasonably be likely to have a Material Adverse Effect on the Company, (e) any change made prior to the date of this Agreement in accounting principles or material accounting practices by the Company or any of the Company’s subsidiaries, except insofar as may have been disclosed in the Company SEC Reports filed prior to the date of this Agreement or required by a change in GAAP, or (f) any amendment of any employment, consulting, severance, retention or any other agreement between the Company and any officer of the Company.

Section 3.7                                      Consents and Approvals; No Violations.  Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky Laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any other Antitrust Law (as hereinafter defined), the filing and recordation of the Articles of Merger as required by the MGCL and as otherwise set forth in Section 3.7 of the Company Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, (i) any court or tribunal or administrative, governmental or regulatory body, agency or authority (a “Governmental Entity”) or (ii) any other third party, is necessary for the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger or any of the other transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Except as set forth in Section 3.7 of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Merger or any of the other transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective articles or bylaws (or similar organizational documents) of the Company or any of its subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien or result in the reduction or loss of any benefit) under, any of the terms, conditions or provisions of any loan, note, bond, mortgage, credit agreement, reciprocal easement agreement, permit, concession, franchise, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or any Company Permit (as hereinafter defined), or (iii) violate any foreign or domestic law, order, writ, injunction, decree, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule or regulation entered by a Governmental Entity (“Law”) applicable to the Company or any of its subsidiaries or any of their respective properties or assets, in each case with respect to (ii) and (iii) above, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.  For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or creation or strengthening of a dominant position or lessening of competition through merger or acquisition.

Section 3.8                                      No Default.  Neither the Company nor any of its subsidiaries is in violation of (i) any material term of its articles or bylaws (or other similar organizational documents), (ii) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, or (iii) any Law applicable to the Company, its subsidiaries or any of their respective properties or assets, in each case with respect to clauses (ii) and (iii) above, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 3.9                                      Litigation.  Except (i) as listed in Section 3.9 of the Company Disclosure Schedule, (ii) as set forth in the Company SEC Reports filed prior to the date of this Agreement, or (iii) for suits, claims, actions, proceedings or investigations arising from the usual, regular and ordinary course of operations of the Company and its subsidiaries involving (A) collection matters or (B) personal injury or other tort litigation which are covered by adequate insurance (subject to customary deductibles), there is no Dispute pending or, to the Company’s knowledge, threatened in writing against the Company or any of its subsidiaries or any of its or their respective properties or assets that (1) involves amounts in excess of $100,000 individually or in excess of $1,000,000 in the aggregate or (2) questions the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the Merger.  None of the Company or its subsidiaries is subject to any Judgment.

Section 3.10                                Compliance with Applicable Law.  The Company and each of its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities and third parties necessary for the lawful conduct of their respective businesses (the “Company Permits”), except for Company Permits the absence of which would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.  The Company and each of its subsidiaries are in compliance with the terms of the Company Permits, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.  The businesses of the Company and each of its subsidiaries are not being conducted in violation of any Law applicable to the Company or its subsidiaries, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Except as set forth in Section 3.10 of the Company Disclosure Schedule, to the Company’s knowledge, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or threatened in writing, nor, to the Company’s knowledge, has any Governmental Entity indicated an intention to conduct the same.

Section 3.11                                Properties.

(a)                                  Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list and address of all real property owned or leased by the Company and its subsidiaries (including its headquarters and leases of office space) as of the date of this Agreement and a list of construction completion dates of all buildings, structures and other improvements (together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties”).  The Company has previously made available to Parent copies of the site plans setting forth the accurate boundaries of the Company Properties.  Each of the Company Properties is owned or leased by the Company and its subsidiaries, as indicated in Section 3.11(a) of the Company Disclosure Schedule.  The Company and its subsidiaries own or, if so indicated in Section 3.11(a) of the Company Disclosure Schedule, lease each of the Company Properties, in each case free and clear of any Liens, title defects, contractual restrictions, covenants or reservations of interests in title (collectively, “Property Restrictions”), except for (i) Permitted Liens, (ii) Property Restrictions imposed or promulgated by Law or by any Governmental Entity which are customary and typical for similar properties or (iii) Property Restrictions which do not, individually or in the aggregate, interfere materially with the current use of such property.  None of the matters described in clauses (i), (ii) and (iii) above would have or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.  There are no defaults under any of the Property Restrictions, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.  For purposes of this Agreement, “Permitted Liens” means (i) Liens for Taxes not yet due or delinquent or as to which there is a good faith dispute and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP), (ii) with respect to real property, any title defect disclosed on the Company Title Insurance Policies (as defined herein) or an existing lender’s title insurance policies made available to Parent (whether material or immaterial), Liens and obligations arising under the Company Material Contracts, the Company Space Leases (as defined herein) and any other Lien which does not, individually or in the aggregate, interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used), (iii) inchoate materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens arising in the usual, regular and ordinary course and not past due and payable or the payment of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP) and (iv) mortgages and deeds of trust (which are listed in the Company Disclosure Schedule).  The Company Properties are adequate to permit the use thereof in the manner they are currently utilized by the Company and its subsidiaries, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)                                 Section 3.11(b) of the Company Disclosure Schedule sets forth a correct and complete list of all agreements for the pending acquisition, sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease (by merger, purchase or sale of assets or stock or otherwise) any personal property valued at $25,000 or more.  The Company and each of its subsidiaries have good and sufficient title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of the Company and its subsidiaries as of December 31, 2003, except as since sold or otherwise disposed of in the usual, regular and ordinary course of business), free and clear of all Liens, except for Permitted Liens.

(c)                                  Except as provided for in Section 3.11(c) of the Company Disclosure Schedule, the Company or its subsidiaries has good, marketable and insurable fee simple title to or a valid leasehold interest in the Company Properties, and valid policies of title insurance (each a “Company Title Insurance Policy”) have been issued insuring as of the effective date of each such Company Title Insurance Policy the Company’s or the applicable subsidiary’s (or the applicable predecessor’s or acquiror’s) fee simple title to or leasehold interest in the Company Properties, subject only to the matters disclosed on the Company Title Insurance Policies and Permitted Liens, and to the Company’s knowledge, such policies are, at the date hereof, valid and in full force and effect and no claim has been made against any such policy.  A correct and complete copy of each Company Title Insurance Policy has been previously made available to Parent.

(d)                                 Except as provided for in Section 3.11(d) of the Company Disclosure Schedule, the Company has no knowledge (i) that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or which is necessary to permit the lawful use or operation of all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties has not been obtained and is not in full force and effect, or of any pending written threat of modification or cancellation of any of same, which would have or would reasonably be likely to have a material adverse effect on such Company Property; (ii) of any written notice of any violation that is uncured and not waived of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any of the Company Properties which would have or would reasonably be likely to have a material adverse effect on such Company Property as applicable; (iii) of any structural defects relating to any Company Properties which would have or would reasonably be likely to have a material adverse effect on such Company Property; (iv) of any Company Properties whose building systems are not in working order to an extent which would have or would reasonably be likely to have a material adverse effect on such Company Property; (v) of any physical damage to any Company Properties to an extent which would have or would reasonably be likely to have a material adverse effect on such Company Property, individually or in the aggregate; or (vi) of any current material renovation or uninsured restoration underway to any Company Properties.

(e)                                  Except as provided for in Section 3.11(e) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has received any written notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties, or (ii) any Laws including, without limitation, any zoning regulation or ordinance, building or similar law, code, ordinance, order or regulation has been violated for any Company Property, which in the case of clauses (i) and (ii) above would have or would reasonably be likely to have, individually or in the aggregate, a material adverse effect on such Company Property, as applicable.

(f)                                    Except as provided for in Section 3.11(f) of the Company Disclosure Schedule, the rent rolls for the Company Properties dated as of August 2004, which previously have been made available to the Parent, list each lease, sublease, ground lease or other right of occupancy that the Company or its subsidiaries are party to as landlord with respect to each of the applicable Company Properties (the “Company Space Leases”), and are correct and complete in all respects (except for discrepancies that would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company).  The Company has made available to Parent correct and complete copies of all Company Space Leases, including all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, as of the date hereof.  Except as set forth in Section 3.11(f) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries, on the one hand, nor, to the knowledge of the Company, any other party, on the other hand, is in monetary default under any Company Space Lease, except for defaults that are disclosed in the rent rolls or that would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(g)                                 Except as provided for in Section 3.11(g) of the Company Disclosure Schedule, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a Governmental Entity in connection with a site approval, zoning reclassification or other similar action relating to any Company Properties (e.g., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, other than those where, individually or in the aggregate, the failure would not have or would not reasonably be likely to have a Material Adverse Effect on the Company.

(h)                                 Section 3.11(h) of the Company Disclosure Schedule sets forth a correct and complete list of each ground lease pursuant to which the Company or any of its subsidiaries is a lessee (individually, “Ground Lease” and collectively, “Ground Leases”).  Each Ground Lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against (a) the Company or any of its subsidiaries, and (b) to the knowledge of the Company, the other parties thereto, except as would not have, or would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on the applicable Company Property.  Except as listed in Section 3.11(h) of the Company Disclosure Schedule or which would not have, or would not reasonably be likely to have, individually or in the aggregate, a material adverse effect on the applicable Company Property, the Company or any of its subsidiaries have performed all obligations required to be performed by it to date under each of the Ground Leases and neither the Company nor any of its subsidiaries, nor to the knowledge of the Company, any other party, is in default under any Ground Lease (and to the Company’s knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a default).  No option has been exercised under any of such Ground Leases, except options whose exercise has been evidenced by a written document as described in Section 3.11(h) of the Company Disclosure Schedule.  The Company has made available to Parent a correct and complete copy of each Ground Lease and all amendments thereto.

(i)                                     Except as set forth in Section 3.11(i) of the Company Disclosure Schedule or which would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, to the knowledge of the Company, (i) there are no pending CAM or similar audits by any third party, (ii) there are no pending real property tax protests or related litigation and (iii) all rent and CAM (through 2003) have been properly calculated and billed to tenants pursuant to their leases.

(j)                                     Except as set forth in Section 3.11(j) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has granted any unexpired option agreements or rights of first refusal with respect to the purchase of a Company Property or any portion thereof or any other unexpired rights in favor of third Persons to purchase or otherwise acquire a Company Property or any portion thereof or entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof.

(k)                                  Section 3.11(k) of the Company Disclosure Schedule sets forth a correct and complete list of all of the contracts, documents or other agreements which are currently in effect whereby the Company or any of its subsidiaries is entitled to receive site work or other reimbursements from any third party, pursuant to which the Company or any of its subsidiaries is currently entitled to receive at least $250,000 (the “Reimbursement Agreements”).

(l)                                     Except as set forth in Section 3.11(l) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any agreement relating to the management of any of the Company Properties by a party other than the Company or any wholly owned Company subsidiaries (a “Third Party”).

(m)                               Neither the Company nor any of its subsidiaries is a party to any agreement pursuant to which the Company or any of its subsidiaries manages any real properties for any Third Party.

(n)                                 Except for those contracts or agreements set forth in Section 3.11(n) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has entered into any contract or agreement (collectively, the “Participation Agreements”) with any third party or any employee, consultant, Affiliate or other person (the “Participation Party”) which provides for a right of such Participation Party to participate, invest, join, partner, have any interest in whatsoever (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which the Company or any subsidiary has or will have an interest, including but not limited to those transactions or properties identified, sourced, produced or developed by such

Participation Party (a “Participation Interest”).  Section 3.11(n) of the Company Disclosure Schedule sets forth the only transactions or Company Properties for which any Participation Party currently has a Participation Interest pursuant to such Participation Agreements.

Section 3.12                                Employee Plans.

(a)                                  Section 3.12(a) of the Company Disclosure Schedule sets forth a list of all material “employee benefit plans,” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), and all other employee benefit plans or other benefit arrangements or payroll practices including bonus plans, fringe benefits, executive compensation, consulting or other compensation agreements, change in control agreements, incentive, equity or equity-based compensation, deferred compensation arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation, hospitalization, medical benefits, life insurance, scholarship programs, directors’ benefit, bonus or other incentive compensation, which the Company or any of its subsidiaries sponsors, maintains, contributes to or has any obligation to contribute to (each a “Company Employee Benefit Plan” and collectively, the “Company Employee Benefit Plans”).  None of the Company Employee Benefit Plans is or has been subject to Title IV of ERISA, or is or has been subject to Sections 4063 or 4064 of ERISA, nor has the Company, its subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with the Company or any subsidiary under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) obligated to contribute to a multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).  Neither the Company nor any ERISA Affiliate has incurred any material present or contingent liability under Title IV of ERISA, nor does any condition exist which could reasonably be likely to result in any such liability.

(b)                                 Correct and complete copies of the following documents, with respect to each of the Company Employee Benefit Plans (other than a Multiemployer Plan, of which there are none) have been made available to Parent by the Company: (i) any plans and related trust documents, and amendments thereto; (ii) the three most recent Forms 5500 and schedules thereto, if applicable; (iii) the most recent Internal Revenue Service (“IRS”) determination letter (which resulted from a proper and timely filing with the IRS), if applicable; (iv) the three most recent financial statements and actuarial valuations, if applicable; and (v) summary plan descriptions, if applicable.

(c)                                  Except as set forth in Section 3.12(c) of the Company Disclosure Schedule or as would not have or would not reasonably be likely to have a Material Adverse Effect on the Company, (i) the Company and its subsidiaries have performed all obligations required to be performed by them under all Company Employee Benefit Plans; (ii) the Company Employee Benefit Plans have been administered in compliance with their terms and the requirements of ERISA, the Code and other applicable Laws; (iii) all contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof and all contributions for any period ending on or before the Effective Time which are not yet due will have been paid or accrued prior to the Effective Time; (iv) there are no actions, suits, arbitrations, investigations, audits or claims (other than routine claims for benefits) filed, or to the Company’s knowledge, threatened in writing with respect to any Company Employee Benefit Plan; and (v) the Company and its subsidiaries have no liability as a result of any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) for any excise Tax or civil penalty.

(d)                                 Neither the Company nor any of its ERISA Affiliates is subject to any unsatisfied withdrawal liability with respect to any Multiemployer Plan.

(e)                                  Each of the Company Employee Benefit Plans which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a determination letter from the IRS to the effect that such plan is “qualified” and that the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code.  The Company knows of no fact which would adversely affect the qualified status of any such Company Employee Benefit Plan or the exemption of such trust.

(f)                                    Except as set forth in Section 3.12(f) of the Company Disclosure Schedule, none of the Employee Benefit Plans provide for continuing post-employment health or life insurance coverage for any participant or any beneficiary of a participant except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law (“COBRA”).

(g)                                 Except as set forth in Section 3.12(g) of the Company Disclosure Schedule, no stock or other security issued by the Company forms or has formed a material part of the assets of any Company Employee Benefit Plan.

(h)                                 Except as set forth in Section 3.12(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Merger will (i) result in any material payment becoming due, or materially increase the amount of compensation due, to any current or former employee of the Company or any of its subsidiaries; (ii) materially increase any benefits otherwise payable under any Company Employee Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such material benefits; or (iv) result in any payment that will not be deductible for federal tax purposes under Section 280G or Section 162(m) of the Code.

(i)                                     Except as identified in Section 3.12(i) of the Company Disclosure Schedule, no “leased employee” as that term is defined in Section 414(n) of the Code, performs services for the Company.  No leased employee is eligible to participate in any Company Employee Benefit Plan.

Section 3.13                                Labor Matters.

(a)                                  Section 3.13(a) of the Company Disclosure Schedule sets forth a list of all temporary staffing, labor or collective bargaining agreements to which the Company or any subsidiary is party (excluding personal services contracts) and, except as set forth therein, there are no such temporary staffing, labor or collective bargaining agreements that pertain to the Company or any of its subsidiaries.  The Company has heretofore made available to Parent correct and complete copies of the labor or collective bargaining agreements listed on Section

3.13(a) of the Company Disclosure Schedule, together with all material amendments, modifications, supplements and side letters affecting the duties, rights and obligations of any party thereunder.

(b)                                 Except as disclosed in Section 3.13(b) of the Company Disclosure Schedule, (i) no employees of the Company or any of its subsidiaries are represented by any labor organization; (ii) no labor organization or group of employees of the Company or any of its subsidiaries has made a written demand for recognition or certification; (iii) to the Company’s knowledge, there are no representation or certification proceedings or petitions seeking a representation proceeding presently filed, or to the Company’s knowledge, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; (iv) to the Company’s knowledge, there are no organizing activities involving the Company or any of its subsidiaries pending with any labor organization or group of employees of the Company or any of its subsidiaries, and (v) the Company and its subsidiaries are not affected and have not been affected in the past by any actual or threatened work stoppage strike or other labor disturbance.

(c)                                  There are no unfair labor practice charges, grievances or complaints filed or, to the Company’s knowledge, threatened in writing by or on behalf of any employee or group of employees of the Company or any of its subsidiaries.

(d)                                 Except as set forth in Section 3.13(d) of the Company Disclosure Schedule, there are no complaints, charges or claims against the Company or any of its subsidiaries filed or, to the knowledge of the Company, threatened in writing to be brought or filed, with any federal, state or local Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of its subsidiaries.

(e)                                  Except as set forth in Section 3.13(e) of the Company Disclosure Schedule, (i) the Company and each of its subsidiaries is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” Law (“WARN”), collective bargaining, discrimination, civil rights, affirmative action, safety and health, workers’ compensation and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for immaterial non-compliance; and (ii) there has been no “mass layoff” or “plant closing” as defined by WARN with respect to the Company or any of its subsidiaries within the last six (6) months.

Section 3.14                                Environmental Matters.  Except as disclosed in Section 3.14 of the Company Disclosure Schedule, (i) each of the Company and its subsidiaries and the Company Properties is in compliance with Environmental Laws, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; (ii) each of the Company and its subsidiaries has obtained and currently possess and maintain all permits required by Environmental Laws (collectively, “Company Environmental Permits”) for each of their respective operations, all such Company Environmental Permits are in good standing, and each of the Company and its subsidiaries is in compliance with the terms and conditions of such Company Environmental Permits, except in each such case as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; (iii) none of the Company and its subsidiaries or real property currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or its subsidiaries or any of their respective predecessors is subject to any pending or, to the knowledge of the Company, threatened Environmental Claim, except in each such case as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; (iv) none of the Company and its subsidiaries and, to the knowledge of the Company, no other party whose liability would be attributable to the Company or any of its subsidiaries, has generated, arranged for the disposal of or otherwise caused to be disposed of any Hazardous Material at any off-site location at which the Company and its subsidiaries would reasonably be expected to be liable for undertaking or paying for any investigation or any other action to respond to the release or, to the knowledge of the Company, threatened release of any Hazardous Material or would reasonably be expected to be required to pay natural resource damages, except in any such case as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; (v) no Company Property or any property currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company and its subsidiaries or any of their respective predecessors has been the subject of any treatment, storage, disposal, accumulation, generation, or release of Hazardous Materials in any manner which would reasonably be expected to give rise to liability under Environmental Laws or need to undertake any action to respond to such Hazardous Materials, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; (vi) there are no wetlands at any of the Company Properties nor is any Company Property subject to any current or, to the knowledge of the Company, threatened environmental deed restriction, use restriction, institutional or engineering control or order or agreement with any Governmental Entity or any other restriction of record, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; (vii) the Company and its subsidiaries have made available to Parent all environmental audits, reports and other material environmental documents in their possession or control relating to their current and, to the extent the Company or its subsidiaries have knowledge that they are potentially liable, their or any of their respective predecessors’ formerly owned or operated properties, facilities or operations; (viii) no capital expenditures are presently required to maintain or achieve compliance with Environmental Laws, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; (ix) to the knowledge of the Company, there are no underground storage tanks, polychlorinated biphenyls (“PCB”) or PCB-containing equipment, except for PCB or PCB-containing equipment owned by utility companies, or asbestos or asbestos-containing materials at any Company Property, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; (x) there have been no significant incidents of water damage or visible evidence of mold, bacteria or toxic growth at any of the Company Properties, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and (xi) except for customary terms in favor of lenders in mortgages and trusts, none of the Company or its subsidiaries has assumed any liability of or duty to indemnify any third party for any claim, damage or loss arising out of any Hazardous

Material or pursuant to any Environmental Law, as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company.

As used in this Agreement:

“Environmental Claims” means any and all administrative, regulatory, judicial or third-party claims, demands, notices of violation or non-compliance, directives, proceedings, investigations, orders, decrees, judgments or other allegations of noncompliance with or liability or potential liability relating in any way to any Environmental Law or any Company Environmental Permit, as the case may be.

“Environmental Laws” means all applicable federal, state, and local Laws, rules and regulations, orders, judgments, decrees and other legal requirements including, without limitation, common law relating to pollution or the regulation and protection of human health, safety, the environment or natural resources, including, but not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Materials Transportation Act, as amended (49 U.S.C. §. 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §. 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substances Control Act, as amended (42 U.S.C. §. 7401 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. §  1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and their state and local counterparts or equivalents and any transfer of ownership notification or approval statute.

“Hazardous Material” means all substances, pollutants, chemicals, compounds, wastes, including, without limitation, petroleum and any fraction thereof or substances otherwise potentially injurious to human health and the environment, including without limitation bacteria, mold, fungi or other toxic growth, regulated under Environmental Laws.

Section 3.15                                Tax Matters.

(a)                                  All federal and all other material Tax Returns (as hereinafter defined) required to be filed by or on behalf of the Company or any of its subsidiaries have been filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns, as amended, were accurate and complete in all material respects.  Except as and to the extent publicly disclosed by the Company in the Company SEC Reports filed prior to the date of this Agreement or as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) all Taxes payable by or on behalf of the Company or any of its subsidiaries (whether or not shown in a Tax Return) have been fully and timely paid or adequately provided for in accordance with GAAP, and (ii) adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing.  Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of material Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.

(b)                                 Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, the Company (i) for all taxable years commencing with its taxable year ended December 31, 1997 through the most recent December 31, has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated, and will continue to operate through the Closing Date, in such a manner as to qualify as a REIT (without regard to the REIT distribution requirements); provided that the Company’s taxable year in which the Closing occurs will not close at the time of the Closing, and the Company’s qualification as a REIT for such year will depend, in part, upon its method of operation post-Closing; as a result, in making this representation, it is assumed that commencing with the Closing and through the end of the Company’s taxable year in which the Closing occurs, the Company will continue to be organized and operate in accordance with the requirements for qualification and taxation as a REIT under the Code, and (iii) has not taken or omitted to take any action which would reasonably be likely to result in a challenge to its status as a REIT, and, to the Company’s knowledge, no challenge to the Company’s status as a REIT is pending or threatened in writing. Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, each subsidiary of the Company that is a partnership, joint venture, or limited liability company (i) has been since its formation and continues to be treated for federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by the Company of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause the Company to violate Section 856(c)(4) of the Code.  Each subsidiary of the Company that is a corporation has been since the later of the date of its formation or the date on which such subsidiary became a subsidiary of the Company a “qualified REIT subsidiary” pursuant to Section 856(i) of the Code or a “taxable REIT subsidiary” pursuant to Section 856(l) of the Code.  Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries holds any asset (i) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of (A) an election under IRS Notice 88-19 or Treasury regulations § 1.337(d)-5T or § 1.337(d)-6 or (B) the application of Treasury regulations § 1.337(d)-7, or (ii) which is subject to a consent filed pursuant to section 341(f) of the Code and the regulations thereunder.

(c)                                  Except as set forth in Section 3.15(c) of the Company Disclosure Schedule, since January 1, 2001, the Company has incurred no liability for excise taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any excise tax arising from a prohibited transaction described in Section 857(b)(6) of the Code or any tax arising from “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code, and neither the Company nor any of its subsidiaries has incurred any material liability for Taxes other than in the usual, regular and ordinary course of business.  No event has occurred and no condition or circumstance exists which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company or its subsidiaries.

(d)                                 All material deficiencies asserted or assessments made as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company or any of its subsidiaries (i) have been fully paid or (ii) are being contested in good faith in appropriate proceedings and are disclosed in Section 3.15(d) of the Company Disclosure Schedule, except as disclosed otherwise in Section 3.15(d) of the Company Disclosure Schedule or as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, and, to the knowledge of the Company, there are no other audits relating to any material Taxes by any taxing authority in progress, nor has the Company or any of its subsidiaries received any written notice from any taxing authority that it intends to conduct such an audit.

(e)                                  Except as set forth in Section 3.15(e) of the Company Disclosure Schedule, and, except as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its subsidiaries (i) have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes, (ii) have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all material amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws and (iii) have properly completed and timely filed all IRS Forms W-2 and 1099 required thereof.

(f)                                    The Company has made available to Parent correct and complete copies of (A) all federal and other Tax Returns of the Company and its subsidiaries relating to the taxable periods ending since December 31, 2000 which have been filed and (B) any audit report issued within the last five years relating to any Taxes due from or with respect to the Company or any of its subsidiaries.

(g)                                 Except as set forth in Section 3.15(g) of the Company Disclosure Schedule or as would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, no claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns such that the Company or any such subsidiary is or may be subject to taxation by that jurisdiction.

(h)                                 Except as set forth in Section 3.15(h)  of the Company Disclosure Schedule, neither the Company nor any other Person on behalf of the Company or any of its subsidiaries has requested any extension of time within which to file any material income Tax Return, which material income Tax Return has since not been filed.

(i)                                     Except as set forth in Section 3.15(i) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any Tax sharing, Tax protection or similar agreement or arrangement other than any agreement or arrangement between the Company and any of its subsidiaries, pursuant to which it will have any obligation to make any payments after the Closing.

(j)                                     Except as set forth in Section 3.15(j) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(k)                                  Neither the Company nor any of its subsidiaries is a party to any contract, agreement, plan or arrangement covering any persons that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code, or would constitute compensation in excess of the limitations set forth in Section 162(m) of the Code.

(l)                                     Each of the Company and its subsidiaries has disclosed to the IRS on the appropriate Tax Returns any Reportable Transaction in which it has participated.  Each of the Company and its subsidiaries has retained all documents and other records pertaining to any Reportable Transaction in which it has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents and other records which are related to any Reportable Transaction in which it has participated but not listed in Treasury Regulation Section 1.6011-4(g).

(m)                               For purposes of this Agreement, “Tax” or “Taxes” shall mean all taxes, charges, fees, imposts, levies, gaming or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated axes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and shall include any transferee or successor liability in respect of taxes, any liability in respect of taxes under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.  “Tax Returns” shall mean any report, return, document, declaration or any other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any document with respect to or accompanying payments or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return document, declaration or other information.  “Reportable Transaction” shall have the meaning set forth in Section 1.6011-4(b) of the Treasury Regulations.

Section 3.16                                Material Contracts.

(a)                                  Section 3.16(a) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts (as hereinafter defined).  The Company has heretofore made available to Parent correct and complete copies of all material written contracts and agreements and described all known material oral contracts and agreements (and in each case all amendments, modifications and supplements thereto and all side letters to which the Company, any Company Non-Subsidiary Entity or any of their subsidiaries is a party affecting the obligations of any party thereunder) to which the Company, any Company Non-Subsidiary Entity or any of their subsidiaries is a party or by which any of their properties or assets are bound, including all: (i) (A) employment, severance, change in control, labor, collective bargaining, leasing and property management, consulting and brokerage (other than those terminable within thirty (30) days without termination fee or penalty) agreements and agreements relating to tenant improvements (but excluding (x) personal service contracts and (y) contracts which provide for payments of not more than $50,000 individually and not more than $500,000 in the aggregate), (B) non-competition contracts, and (C) indemnification contracts with officers and directors of the Company or any of its subsidiaries; (ii) partnership or joint venture agreements; (iii) agreements for the pending sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease (in excess of 5,000 square feet), by merger, purchase or sale of assets or stock or otherwise, (A) the Company Properties or any other real property or (B) except as in the usual, regular and ordinary course of business consistent with past practice, any personal property; (iv) loan or credit agreements, letters of credit, bonds, mortgages, indentures, guarantees, rate lock or similar agreements, or other agreements or instruments evidencing indebtedness for borrowed money by the Company or any of its subsidiaries or any such agreement pursuant to which indebtedness for borrowed money may be incurred, or evidencing security for any of the foregoing; (v) agreements that purport to limit, curtail or restrict the ability of the Company or any of its subsidiaries to compete in any geographic area or line of business, other than exclusive lease provisions, non-compete provisions and other similar leasing restrictions entered into by the Company in the usual, regular and ordinary course of business consistent with past practice contained in the Company Space Leases and in other recorded documents by which real property was conveyed by the Company to any user, or to hire or solicit the hire for employment of any individual or group; (vi) contracts or agreements that would be required to be filed as an exhibit to the Form 10-K or Forms 10-Q filed by the Company with the SEC since March 31, 2004; (vii) tax protection agreements; (viii) each contract (including, without limitation, any brokerage agreements) entered into by the Company or any of its subsidiaries, which may result in total payments by or liability of the Company or any subsidiary of the Company in excess of $100,000 annually, other than any Company Space Leases and any documents relating to the indebtedness described in Section 3.16(a)(iv); provided, however, any contract under clause (viii) above that, by its terms, is terminable within thirty (30) days (without termination fee or penalty) of the date of this Agreement shall not be deemed to be a Company Material Contract; (ix) the contracts included in Section 3.11 of the Company Disclosure Schedule; and (x) contracts and agreements to enter into any of the foregoing (such contracts and agreements, the “Company Material Contracts”).  Section 3.16(a) of the Company Disclosure Schedule lists, as of June 30, 2004, the outstanding principal balance, maturity date and applicable interest rate (including the method or formula for calculating any interest that is not a fixed percentage of the principal balance) for the indebtedness evidenced by each loan listed on the Company Disclosure Schedule pursuant to Section 3.16(a)(iv) hereof.

(b)                                 Each of the Company Material Contracts is in full force and effect and constitutes the valid and legally binding obligation of the Company or its subsidiaries, enforceable against the Company or its subsidiaries, as the case may be, in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles).  To the Company’s knowledge, there is no default (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or default) under any Company Material Contract so listed by the Company as would have or would reasonably be likely to have a Material Adverse Effect on the Company.

(c)                                  To the extent not set forth in response to the requirements of Section 3.16(a) hereof, Section 3.16(c) of the Company Disclosure Schedule sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which the Company or any of its subsidiaries is a party or an obligor with respect thereto.

(d)                                 Except as set forth in Section 3.16(d) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has (i) any continuing material contractual liability for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by the Company or any of its subsidiaries, except for standard indemnification provisions entered into in the normal course of business, (ii) any continuing liability to make any reprorations or adjustments to prorations that may previously have been made with respect to any property currently or formerly owned by the Company or any of its subsidiaries, or (iii) any continuing contractual liability to pay any additional purchase price for any of the Company Properties.

Section 3.17                                Opinion of Financial Advisor.  UBS Investment Bank (the “Company Financial Advisor”) has delivered to the Company Board its opinion, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to the Company’s stockholders (other than Parent, Merger Sub and any Affiliates of Parent) from a financial point of view.

Section 3.18                                Brokers.  No broker, finder or investment banker (other than the Company Financial Advisor, a correct and complete copy of whose engagement agreement has been made available to Parent) is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Merger based upon arrangements made by and on behalf of the Company or any of its subsidiaries.

Section 3.19                                Takeover Statutes.  The Company has taken all action required to be taken by it in order to exempt this Agreement and the Merger from, and this Agreement and the Merger are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other takeover Laws and regulations of any state (collectively, “Takeover Statutes”), including the Maryland Business Combination Act and Maryland Control Share Acquisition Act or any takeover provision in the Amended and Restated Charter or the Company’s bylaws.

Section 3.20                                Related Party Transactions.  Except as set forth in Section 3.16 of the Company Disclosure Schedule or as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except for usual, regular and ordinary course advances to employees, set forth in Section 3.20 of the Company Disclosure Schedule is a list of all agreements and contracts entered into by the Company or any of the Company’s subsidiaries under which continuing obligations exist with any Person who is an officer, director or Affiliate (as defined below) of the Company or any of the Company’s subsidiaries, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of any of the foregoing or any entity of which any of the foregoing is an Affiliate (each, a “Related Party”).  Unless otherwise agreed to by Parent in writing, all debt owed by any Related Party to the Company will be paid in full at or prior to the Effective Time.  As used in this Agreement, the term “Affiliate” shall have the same meaning as such term is declined in Rule 405 promulgated under the Securities Act.

Section 3.21                                Investment Company Act of 1940.  Neither the Company nor any of the Company’s subsidiaries are, or at the Effective Time will be, required to be registered under the Investment Act of 1940, as amended.

Section 3.22                                Trademarks, Patents and Copyrights.  Except as set forth in Section 3.22 of the Company Disclosure Schedule, neither the Company nor its subsidiaries is a party to any licenses, contracts or agreements with respect to use by the Company or its subsidiaries of any trademarks or patents.  The Company’s intellectual property constitutes all of the intellectual property necessary to carry on the business of the Company and its subsidiaries as currently conducted, except where the failure to have such property would not reasonably be expected to have a Material Adverse Effect on the Company.  The Company intellectual property is valid and has not been cancelled, forfeited, expired or abandoned, and neither the Company nor any subsidiary has received any written notice challenging the validity or enforceability of Company intellectual property, other than as would not reasonably be expected to have a Material Adverse Effect on the Company.  To the Company’s knowledge, the conduct of the business of the Company and its subsidiaries does not violate, misappropriate or infringe upon the intellectual property rights of any third Person, other than as would not reasonably be expected to have a Material Adverse Effect on the Company.  The consummation of the transactions contemplated by this Agreement will not result in the material loss or material impairment of the right of the Company or any Company subsidiary to own or use any of the Company’s intellectual property, and the Surviving Corporation and its subsidiaries will have substantially the same rights to own or use the Company intellectual property following the consummation of such transactions as the Company and its subsidiaries had prior to the consummation of such transactions, except such rights as would not reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.23                                Insurance.  Section 3.23 of the Company Disclosure Schedule sets forth a correct and complete list of the insurance policies held by, or for the benefit of, the Company or any of its subsidiaries including the underwriter of such policies and the amount of coverage thereunder.  The Company and any of its subsidiaries have paid, or caused to be paid, all premiums due under such policies and are not in default with respect to any obligations under such policies in any material respect.  Except as set forth in Section 3.23 of the Company Disclosure Schedule, neither the Company nor any subsidiary has received any written notice of cancellation or termination with respect to any existing insurance policy set forth in Section 3.23 of the Company Disclosure Schedule that is held by, or for the benefit of, any of the Company or any of its subsidiaries or that relates to any Company Property.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1                                      Corporate Organization.

(a)                                  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by the Parent to be conducted, except where the failure to be duly organized, existing and in good standing or to have such power and authority would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b)                                 The articles of incorporation of each of Parent and Merger Sub are in effect, and no dissolution, revocation or forfeiture proceedings regarding Parent or Merger Sub have been commenced.

(c)                                  Parent has made available to the Company correct and complete copies of the articles of incorporation and bylaws of Parent and the articles of incorporation and bylaws of Merger Sub, as currently in effect.

Section 4.2                                      Authority Relative to this Agreement.

(a)                                  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby.  No other corporate proceedings on the part of Parent or Merger Sub, or any of their respective subsidiaries, are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b)                                 The Boards of Directors of each of Parent and Merger Sub have, by unanimous vote, duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Merger and the other transactions contemplated hereby, and taken all corporate actions required to be taken by the Boards of Directors of each Parent and Merger Sub for the consummation of the Merger and the other transactions contemplated hereby.

Section 4.3                                      Consents and Approvals; No Violations.  Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, state securities or blue sky Laws, the HSR Act or any other Antitrust Law, the filing and recordation of the Articles of Merger as required by the MGCL and as otherwise set forth in Section 4.3 of the Parent Disclosure Schedule, no filing with or notice to, and no permit, authorization, consent or approval of, (i) any Governmental Entity or (ii) any other third party, is necessary for the execution and delivery by each of Parent and Merger Sub of this Agreement or the consummation by each of Parent and Merger Sub of the Merger or any of the other transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.  Except as set forth in Section 4.3 of the Parent Disclosure Schedule, neither the execution, delivery or performance of this Agreement by each of Parent and Merger Sub nor the consummation by each of Parent and Merger Sub of the Merger or any of the other transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective articles or bylaws (or similar organizational documents) of each of Parent or Merger Sub, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien or result in the reduction or loss of any benefit) under, any of the terms, conditions or provisions of any loan note, bond, mortgage, credit agreement, reciprocal easement agreement, permit, concession, franchise, indenture, lease, license, contract, agreement or other instrument or obligation to which each of Parent or Merger Sub, or any of their respective subsidiaries, is a party or by which any of them or any of their respective properties or assets may be bound or any Parent Permit (as hereinafter defined), or (iii) violate any Law applicable to each of Parent or Merger Sub, or any of their respective subsidiaries, or any of their respective properties or assets, in each case with respect to (ii) and (iii) above, except as which would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 4.4                                      Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the Merger based upon arrangements made by and on behalf of Parent or Merger Sub or any of their subsidiaries.

Section 4.5                                      Available Funds.  Parent currently has or has reasonable access to, and on the Closing Date Merger Sub will have available, all funds necessary to pay the Merger Consideration and to satisfy its other obligations hereunder and in connection with the Merger.  The obligations of Parent and Merger Sub hereunder are not subject to any conditions regarding the ability of Parent or Merger Sub to obtain financing for the consummation of the transactions contemplated herein.

Section 4.6                                      Takeover Statutes.  Each of Parent and Merger Sub have taken all action required to be taken in order to exempt this Agreement and the Merger from, and this Agreement and the Merger are exempt from Takeover Statutes, including the Maryland Business Combination Act and Maryland Control Share Acquisition Act.

ARTICLE V.

COVENANTS RELATED TO CONDUCT OF BUSINESS

Section 5.1                                      Covenants of the Company.  Except (i) as otherwise expressly provided in this Agreement, (ii) as required in response to an emergency at any Company Property to prevent further damage or injury to such Company Property, (iii) as relates to the Put Properties (as hereinafter defined), which shall be operated in compliance with the periodic Capital Expenditure & Reserves thresholds set forth in Section 5.1(k) of the Company Disclosure Schedule unless mutually agreed to in writing by the Company and Parent, or (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed (it being understood and agreed that Parent shall respond to any written requests from the Company for consent within five (5) business days of receipt and failure of Parent to respond within such period shall be deemed to be its consent)), during the period from the date hereof to the earlier of the date on which this Agreement is terminated pursuant to Section 8.1 and the Effective Time, the Company will, and will cause each of its subsidiaries to, and will use reasonable efforts to cause each Company Non-Subsidiary Entity to, conduct their respective operations in the usual, regular and ordinary course of business consistent with past practice (except as otherwise set forth in the Capital Expenditures & Reserves thresholds set forth in Section 5.1(k) of the Company Disclosure Schedule (the “Corporate Budget”)), and in compliance, in the aggregate, with the expenditure thresholds set forth in the Corporate Budget, and, to the extent consistent therewith, use reasonable best efforts to preserve intact their respective current business organizations and goodwill, keep available the services of their respective current officers and employees, preserve their respective relationships with tenants, suppliers and others having business dealings with it.  Without limiting the generality of the foregoing, but subject to clauses (i), (ii), (iii) and (iv) above, prior to the earlier of the date on which this Agreement is terminated pursuant to Section 8.1 and the Effective Time, the Company will not, nor permit any of its subsidiaries to, and shall use reasonable efforts to cause each Company Non-Subsidiary Entity not to:

(a)                                  amend their respective articles or bylaws (or similar organizational documents);

(b)                                 authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities convertible into or exchangeable for any stock or any equity equivalents (including any stock options or stock appreciation rights), except for the issuance or sale of shares of Company Common Stock pursuant to the exercise of Company Stock Options or other derivative securities outstanding on the date hereof and disclosed in Section 3.2 of the Company Disclosure Schedule;

(c)                                  (i) split, combine or reclassify any shares of their respective stock or other equity interests; (ii) except (A) as permitted pursuant to Sections 6.10 or (B) in transactions between the Company and any of its wholly owned subsidiaries or solely between wholly owned subsidiaries of the Company, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of their respective stock; (iii) except as permitted pursuant to Section 6.10, make any actual, constructive or deemed distribution in respect of any shares of their respective stock or otherwise make any payments to stockholders in their capacity as such; or (iv) except with respect to the redemption by the Company of 1,500,000 shares of Series A Preferred Stock as announced by the Company on August 13, 2004, redeem, repurchase or otherwise acquire, directly or indirectly, any of their respective securities or any securities of any of their respective subsidiaries, except in the case of clause (iv) above (A) as may be required by the Amended and Restated Charter or as may be required for the Company to maintain its status as a REIT under the Code and (B) pursuant to the Redemption;

(d)                                 subject to the provisions of Section 6.4, authorize, recommend, propose or announce an intention to adopt, or effect, or adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(e)                                  subject to the provisions of Section 6.4, alter, through merger, liquidation, dissolution, reorganization, restructuring or otherwise, their respective corporate structures or ownership of any subsidiary or joint venture;

(f)                                    (i) incur or assume any indebtedness or issue any debt securities, except for borrowings (A) under existing lines of credit in the usual, regular and ordinary course of business consistent with past practice to meet working capital requirements or as required to perform contractual obligations, (B) under existing construction loans set forth in Section 3.16(a) of the Company Disclosure Schedule, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (iii) make any loans, advances or capital contributions to, or investments in, any Person, except (A) to entities that are wholly owned subsidiaries of the Company on the date of this Agreement to the extent required to meet contractual obligations of the Company or its subsidiaries, (B) to the joint ventures set forth in Section 3.16(a)(ii) of the Company Disclosure Schedule to the extent required to meet contractual obligations of the Company or its subsidiaries, and (C) capital contributions in the amount per Company Property as set forth in the Corporate Budget, (iv) pledge or otherwise encumber shares of stock of the Company or its subsidiaries, (v) mortgage or pledge any of their respective assets, tangible or intangible, or create or suffer to exist any Lien thereupon, except in an amount not to exceed $25,000 in the aggregate, or (vi) prepay any indebtedness, or modify in any material respect the terms of any indebtedness or of any documents evidencing or securing such indebtedness;

(g)                                 except as otherwise provided in this Agreement, (i) enter into, adopt or amend or terminate any bonus, profit sharing, compensation, severance, retention, consulting, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund, award or other arrangement for the benefit or welfare of any director, officer or employee in any manner except to the extent required by applicable Law, (ii) increase in any manner the compensation or fringe benefits of any director or officer of the Company or pay any benefit not required by any plan and arrangement as in effect as of the date hereof and described in the Company Disclosure

Schedule or the Company SEC Reports filed prior to the date of this Agreement, (iii) increase the compensation or benefits payable or to become payable to the Company’s employees or employees of any of the Company’s subsidiaries, (iv) except as set forth in Section 6.8(c) of this Agreement, increase the benefits payable under any existing severance or termination pay policies or employment or other agreements, (v) except as set forth in Section 6.8(b) of this Agreement, take any affirmative action to accelerate the vesting of any stock-based compensation, (vi) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Employee Benefit Plan (including, but not limited to, the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Employee Benefit Plans or agreements or awards made thereunder), or (vii) except as required by Law, take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Employee Benefit Plan;

(h)                                 (i) sell, lease, transfer or dispose of (or agree to do any of them) (A) any personal property that exceeds $100,000 in the aggregate or (B) any real property for an amount that exceeds $100,000 in the aggregate; (ii) enter into any contract or letter of intent for the sale, transfer, mortgage or disposition of any real property in excess of such amount; or (iii) materially amend or modify any existing contracts or letters of intent identified on Section 3.11(j) of the Company Disclosure Schedule.  Any contract of sale entered into pursuant to a letter of intent identified in Section 3.11(j) of the Company Disclosure Schedule shall be for substantially the same terms set forth in such letter of intent and the Company shall promptly provide Parent with a true and complete copy of any such contract of sale;

(i)                                     (i) terminate, modify or amend any Company Space Lease (provided, however, the Company or its subsidiaries may terminate, modify or amend a Company Space Lease so long as such terminated Company Space Lease is promptly replaced and the replacement, modified or amended lease is (A) for a net effective rent equal to or in excess of the net effective rent payable under such original Company Space Lease, and (B) for commercially reasonable terms consistent with the Company’s past practices; and further provided that the execution of such replacement, modified or amended lease shall not result in a reduction of rent under or termination of any other Company Space Lease at the applicable Company Property), (ii) enter into any new lease for vacant space at a Company Property except for leases of not more than 5,000 square feet that are on commercially reasonable terms consistent with the Company’s past practices; and further provided that the execution of such new lease shall not result in a reduction of rent under or termination of any other Company Space Lease at the applicable Company Property, (iii) terminate or grant any reciprocal easement or similar agreements affecting a Company Property (unless contractually obligated to do so or in connection with a transaction otherwise permitted by this Agreement), (iv) terminate, enter into, sublease, assign or modify any Ground Lease, or (v) consent to or enter into the sublease or assignment of any Company Space Lease;

(j)                                     except as may be required as a result of a change in Law or in GAAP (of which the Company shall promptly notify Parent), change any accounting principles or material accounting practices used by them;

(k)                                  (i) acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership, joint venture, association or other business organization or division thereof or any equity interest therein (provided, however, the Company or any of its subsidiaries may contribute to or fund any joint venture if contractually obligated to do so pursuant to the agreements listed on Section 3.16(a)(ii) of the Company Disclosure Schedule); (ii) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (a “Commitment”) for the acquisition of any real property or other transaction involving nonrefundable deposits or for the acquisition of other assets, except purchases of such other assets in the ordinary course of business consistent with past practice in an amount not to exceed $25,000; (iii) authorize, or enter into any Commitment for, any new capital expenditure relating to the Company Properties, except as otherwise set forth in Section 5.1(k) of the Company Disclosure Schedule; (iv) authorize, or enter into any Commitment for, any expenditure relating to the Company Properties, except in the usual, regular and ordinary course of business consistent with past practice in order to maintain the Company Property in working order; or (viii) authorize, or enter into any commitment, contract or agreement that has a duration of greater than one year and that may not be terminated (without termination fee or penalty) by the Company or its subsidiary, as the case may be, by notice of ninety (90) days or less; except that the Company shall timely renew the Company Space Leases for its headquarters and regional offices, if any, to the extent that they otherwise would expire between the date hereof and the Closing Date on terms and conditions substantially similar to those existing on the date hereof;

(l)                                     make or rescind any election relating to Taxes or suffer the termination or revocation of any election relating to the Company’s REIT status (unless the Company reasonably determines, after prior consultation with Parent, that such action is (A) required by Law; (B) necessary or appropriate to preserve the status of the Company as a REIT or to preserve the status of any partnership or any other Company subsidiary which files Tax Returns as a partnership for federal tax purposes; or (C) commercially reasonable in the context of the Company’s business and relates to a change in Law in 2004 or thereafter); provided, that, nothing in this Agreement shall preclude the Company or any Company subsidiary that is a REIT from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code or electing to treat any entity as a “taxable REIT subsidiary” (within the meaning of Section 856(i) of the Code);

(m)                               settle or compromise any claim, litigation or other legal proceeding, or pay, discharge or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for (i) amounts less than $25,000 individually, or $100,000 in the aggregate, (ii) claims, litigation or other legal proceedings arising from the usual, regular and ordinary course of operations of the Company involving collection matters or personal injury which are covered by adequate insurance (subject to customary deductibles), or (iii) any such other claims, liabilities or obligations reflected or reserved against in the consolidated financial statements (or the notes thereto) of the Company;

(n)                                 enter into any agreement or arrangement that limits or otherwise restricts the Company or any of its subsidiaries or any successor thereto from engaging or competing in any line of business or in any geographic area;

(o)                                 enter into any new line of business, or any Related Party transactions;

(p)                                 except as otherwise permitted by the Agreement, amend or terminate, or waive compliance with the terms of or breaches under, any Company Material Contract or enter into a new contract, agreement or arrangement that, if entered into prior to the date of this Agreement, would have been required to be listed in the Company Disclosure Schedule pursuant to Sections 3.11 or 3.16;

(q)                                 permit any insurance policy naming the Company or any of its subsidiaries or officers or directors as a beneficiary or an insured or a loss payable payee, or the Company’s directors and officers liability insurance policy, to be canceled, terminated or allowed to expire, unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the canceled, terminated or expired policy;

(r)                                    take any action that would be reasonably likely to (i) result in any of the conditions to the Merger set forth in Article VII hereof not being satisfied or (ii) adversely affect the Company’s ability to consummate the Merger;

(s)                                  authorize, approve, consent to or otherwise permit any transaction or Company Property to be subject to a Participation Interest under any Participation Agreement;

(t)                                    proceed with any additional real property tax protests or related litigation,; and

(u)                                 take, propose to take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(t).

Section 5.2                                      Access to Information.

(a)                                  Between the date hereof and the Effective Time, the Company shall, shall cause each of its subsidiaries to, and shall use its reasonable efforts to cause each of the Company Non-Subsidiary Entities to, (i) give Parent and its authorized representatives (including counsel, financial advisors and auditors) reasonable access during normal business hours, and upon reasonable advance notice, to all properties, including interviewing tenants, facilities and books and records of the Company, its subsidiaries and the Company Non-Subsidiary Entities, (ii) permit such inspections as Parent may reasonably require and furnish Parent with such financial and operating data and other information with respect to the business, properties and personnel of the Company, its subsidiaries and the Company Non-Subsidiary Entities as Parent may from time to time reasonably request, and (iii) permit Parent to request estoppel letters from tenants, ground lessors, lenders and other third parties; provided that no investigation pursuant to this Section 5.2(a) shall affect or be deemed to modify any of the representations or warranties made by the Company hereto and all such access shall be coordinated through the Company or its designated representatives, in accordance with such reasonable procedures as they may establish; provided further that, in the event Parent requests estoppel letters in accordance with clause (iii) above, the consummation of the Merger shall not be conditioned on, or delayed or postponed as a result of, the receipt (or failure to receive) of such estoppel letters from all or any portion of the requested tenants, ground lessors, lenders or other third parties, unless the matters described in any such estoppel letters constitute a breach of any representation, warranty or covenant of the Company contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b).

(b)                                 Each of the parties hereto will cooperate with the other during the period from the date hereof to the earlier of the date on which this Agreement is terminated pursuant to Section 8.1 and the Effective Time, in order to effectively integrate their business organizations and to maintain and enhance their respective relationships with tenants, suppliers and others having business dealings with it.

(c)                                  Each of the parties hereto will hold and will cause its authorized representatives to hold in confidence all documents and information concerning the Company, its subsidiaries and the Company Non-Subsidiary Entities or Parent and Merger Sub and their respective subsidiaries, as the case may be, made available to the other party in connection with the Merger pursuant to the terms of that certain Confidentiality Agreement entered into between the Company and Parent dated April 27, 2004 (the “Confidentiality Agreement”).

ARTICLE VI.

ADDITIONAL AGREEMENTS

Section 6.1                                      Proxy Statement.

(a)                                  As promptly as practicable after the date of this Agreement, the Company shall prepare a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and, after approval by Merger Sub (which shall not be unreasonably withheld or delayed), file the preliminary Proxy Statement with the SEC.  The Company shall use its reasonable best efforts to (i) obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after approval by Merger Sub (which shall not be unreasonably withheld or delayed), respond promptly to any comments made by the SEC with respect to the Proxy Statement; and (ii) promptly upon the earlier of (x) receiving notification that the SEC is not reviewing the preliminary Proxy Statement and (y) the conclusion of any SEC review of the preliminary Proxy Statement, cause a definitive Proxy Statement to be mailed to the Company’s stockholders and, if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended or supplemental proxy materials and, if required in connection therewith, resolicit proxies; provided, however, that no such amended or supplemental proxy materials will be mailed by the Company without consultation and review by Parent or Merger Sub.  The Company will promptly notify Parent and Merger Sub of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the preliminary Proxy Statement or definitive Proxy Statement or for additional information, and will promptly supply Parent and Merger Sub with copies of all written correspondence between the Company or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the preliminary Proxy Statement, the definitive Proxy Statement, the Merger or any of the other transactions contemplated by this Agreement.  Parent and Merger Sub will cooperate with the Company in connection with the preparation of the Proxy Statement, including, but not limited to, furnishing to the Company any and all information regarding Parent and Merger Sub and their respective Affiliates as may be required to be disclosed therein.  The Proxy Statement shall contain the recommendation of the Board of Directors that the Company’s stockholders approve this Agreement and the transactions contemplated hereby, provided that the Board of Directors may withdraw, modify or change its recommendation of the Merger and this Agreement if it does so in accordance with Section 6.4 hereof.

(b)                                 None of the information supplied by each of the Company and Parent for inclusion in the Proxy Statement (including by incorporation by reference) shall, (i) when filed with the SEC or other regulatory agency, (ii) when it (or any amendment thereof or supplement thereto) is mailed to the stockholders of the Company, (iii) at the time of the Company Stockholders’ Meeting, and (iv) at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of their respective subsidiaries, or their respective officers or directors, should be discovered by the Company or Parent, as the case may be, which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, the Company or Parent, as the case may be, shall promptly inform the other party hereto.  All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 6.2                                      Company Stockholders’ Meeting.  The Company shall call and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) as promptly as practicable after September 15, 2004 for the purpose of voting upon, among other things, the adoption of this Agreement.  Subject to the provisions of Section 6.4, and subject at all times to the Company’s and its directors’ right and duty to act in a manner consistent with their fiduciary duties as they are advised by outside legal counsel, the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and shall take all other action reasonably necessary or advisable to secure the vote of its stockholders required by any rule or regulation of The Nasdaq Stock Market, Inc. (“Nasdaq”) or Maryland Law, as applicable, to obtain such approvals.  Notwithstanding anything in this Agreement to the contrary, no stockholder of the Company, whether such stockholder is a director, officer or otherwise, shall have any legal obligation under this Agreement to vote its Company Stock in favor of the Merger.

Section 6.3                                      Reasonable Best Efforts.

(a)                                  Subject to the terms and conditions of this Agreement, but subject to the obligation to act in good faith, and subject at all times to the Company’s and its directors’ right and duty to act in a manner consistent with their fiduciary duties as they are advised by outside legal counsel, each party hereto will use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the Merger and to cause to be satisfied all conditions precedent to its obligations under this Agreement, in each case as soon as practicable, after the date hereof, including, consistent with the foregoing, (i) preparing and filing as promptly as practicable with the objective of being in a position to consummate the Merger as promptly as practicable following the date of the Company Stockholders’ Meeting, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the “Required Approvals”), and (ii) using its reasonable best efforts to obtain the Required Approvals.

(b)                                 Each of Parent and the Company shall use its reasonable best efforts to cooperate in all respects with each other in connection with any filing or submission to or any investigation or proceeding by the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Entity.  Neither Parent nor the Company shall make any such filing or submission to or respond to any such investigation or proceeding by the FTC, the DOJ or any other Governmental Entity, or otherwise approach any such Governmental Entity with respect to this Agreement (including the schedules and exhibits hereto) or the transactions contemplated hereby, without the prior written consent of the other party, except as may be required by applicable Law or by obligations pursuant to any rule or regulation of Nasdaq or other similar exchange.

(c)                                  Each of Parent and the Company shall, in connection with the efforts referenced in Section 6.3(a) to obtain all Required Approvals, use its reasonable best efforts to (i) subject to applicable Law, permit the other party to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or material oral communication (or other correspondence or memoranda) between it and any Governmental Entity, and (ii) promptly inform each other of and supply to such other party any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the DOJ, the FTC or any other Governmental Entity, in each case regarding the Merger contemplated hereby.  Parent and the Company shall be permitted to pay all assignment, assumption and similar fees and expenses necessary to obtain the Required Approvals.

(d)                                 In furtherance and not in limitation of the covenants of the parties contained in this Section 6.3, if any objections are asserted with respect to the Merger contemplated hereby under any antitrust or competition Law, each of Parent and the Company agrees to use its reasonable best efforts (which under no circumstances shall involve divesting of material assets) to resolve any antitrust concerns, federal, state, foreign or private, obtain all Required Approvals and obtain termination of the waiting period under the HSR Act or any other applicable Law and the termination of any outstanding judicial or administrative orders prohibiting the Closing so as to permit consummation of the Merger as soon as practicable.  In furtherance and not in limitation thereof, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened in writing to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law or regulation, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity that would make the Merger illegal or would otherwise prohibit or materially impair or delay the consummation the Merger, the parties shall cooperate in all reasonable respects in responding thereto, and each shall use its respective reasonable best efforts to contest, resist and/or attempt to resolve any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger contemplated by this Agreement, and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the Merger.

Section 6.4                                      Company Acquisition Proposals.

(a)                                  From the date hereof until the termination hereof and except as permitted by the following provisions of this Section 6.4, but subject at all times to the Company’s and its directors’ right and duty to act in a manner consistent with their fiduciary duties as they are advised by outside legal counsel (provided that any such actions shall not restrict Parent’s right to receive the Termination Fee upon termination of this Agreement under Section 8.3(b)(iii)), the Company will not, nor will it permit any of its subsidiaries to, nor will it permit any officer, director, employee or agent of, or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its subsidiaries to (and the Company will use reasonable best efforts to cause its controlling stockholders not to), directly or indirectly, (i) solicit, initiate or knowingly encourage (including by furnishing nonpublic information) any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) participate in any discussions or negotiations in furtherance of such inquiries or to obtain an Acquisition Proposal, or the making of any proposal that constitutes any Acquisition Proposal, or (iii) agree to, approve or recommend any Acquisition Proposal; provided, however, that subject to the Company’s compliance with this Section 6.4, nothing contained in this Agreement shall prevent the Company or the Company Board from (A) entering into a definitive agreement providing for the implementation of a Superior Proposal (as defined below) if the Company or the Company Board has complied with the procedures of this Section 6.4 and is simultaneously terminating this Agreement pursuant to Section 8.1(e), or (B) furnishing information to (subject to a confidentiality agreement at least as restrictive as the Confidentiality Agreement in all material respects), or entering into or participating in discussions or negotiations with, any Person that makes an unsolicited bona fide written Acquisition Proposal to the Company if (1) the Company Board determines in good faith, after consultation with outside legal counsel, that failure to do so would create a reasonable probability of a breach of its duties to stockholders imposed by Law, (2) the Company Board determines in good faith, after consultation with outside financial advisors, that such Acquisition Proposal would be reasonably likely, if consummated, to constitute a Superior Proposal (as hereinafter defined) and (3) prior to taking such action, the Company complies in all material respects with the procedures set forth in this Section 6.4.  The Company shall (i) promptly, and in any event within two (2) business days, notify Parent orally and in writing after receipt by the Company (or its advisors) of any Acquisition Proposal, including the material terms and conditions thereof, to the extent known, and the identity of the Person making it, (ii) promptly, and in any event within two (2) business days, notify Parent orally and in writing after receipt of any request for non-public information relating to it or any of its subsidiaries or for access to its or any of its subsidiaries’ properties, books or records by any Person that, to the Company’s knowledge, is reasonably likely to make, or has made, an Acquisition Proposal, and (iii) notify Parent within one (1) business day of any material change to the terms and conditions of any Acquisition Proposal.  The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.  Immediately after the execution and delivery of this Agreement, the Company will, and will instruct its subsidiaries, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal.

(b)                                 Subject at all times to the Company’s and its directors’ right and duty to act in a manner consistent with their fiduciary duties as they are advised by outside legal counsel, the Company Board will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger, and will not approve or recommend an Acquisition Proposal, unless in connection with a Superior Proposal which is pending at the time the Company determines to take such action (i) the Company Board determines in good faith, after consultation with outside legal counsel, that to do otherwise would create a reasonable probability of a breach of its duties to stockholders imposed by Law, (ii) the Company provides Parent with notice of its decision to withdraw or modify its approval or recommendation of this Agreement or the Merger, and (iii) during the three (3) business day period after the Company’s notice, the Company shall have offered to negotiate with, and, if accepted, negotiated in good faith with, Parent toward a proposal that would be superior to the Superior Proposal.  For purposes of this Agreement, a “Superior Proposal” means any bona fide written Acquisition Proposal which (i) in the good faith judgment of the Company Board, is reasonably likely to be consummated, and (ii) a majority of the Company Board determines in their good faith judgment after consultation with outside financial advisors to be more favorable to the Company’s stockholders from a financial point of view (which determination may take into account legal and regulatory matters) than the Merger.  For purposes of the definition of Superior Proposal, an “Acquisition Proposal” shall have the meaning assigned to such term in Section 9.11, except that each reference to “20 percent” in such definition shall be deemed to be a reference to “50 percent.”

(c)                                  Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders which, in the good faith judgment of the Company Board, after consultation with outside legal counsel, the failure to make would be inconsistent with its obligations under applicable Law; provided, however, that except as otherwise permitted in Section 6.4(b), the Company does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

Section 6.5                                      Resignations.  Upon the written request of Parent, (i) the Company shall cause any or all of the directors (or persons occupying similar positions in any limited liability company or other entity) and/or officers of each direct or indirect wholly owned subsidiary to resign or be removed or, as to officers, to resign or be terminated, effective as of the Closing, and (ii) if the Company or any of its affiliated entities has the right to appoint any director (or person occupying a similar position in any limited liability company or other entity) or to cause the resignation or termination of any officer of any other entity in which the Company (directly or indirectly) owns an equity interest, the Company shall cause, effective as of the Closing, such director to resign or to be removed and/or such officer to resign or be terminated.

Section 6.6                                      Public Announcements.  Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or by obligations pursuant to any rule or regulation of Nasdaq, or other similar exchange.  The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

Section 6.7                                      Indemnification; Directors’ and Officers’ Insurance.

(a)                                  From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each present or former officer, director, employee or other representative of the Company or any Company subsidiary and any person who becomes an officer, director, employee or other representative of the Company or any Company subsidiary after the date hereof but prior to the Effective Time (each an “Indemnified Party” and, collectively, the “Indemnified Parties”), to the same extent as such officers, directors, employees or other representatives are entitled to indemnification under the Amended and Restated Charter, bylaws, employment agreements or indemnification contracts as in effect on the date hereof in respect of actions or omissions occurring at or prior to the Effective Time (including without limitation the transactions contemplated by this Agreement).  Each employment agreement and indemnification agreement referred to in the preceding sentence either (i) has been provided to Parent prior to the date hereof or (ii) contains indemnification provisions substantially in the form contained in an employment agreement or an indemnification agreement, as the case may be, provided to Parent prior to the date hereof.

(b)                                 Any Indemnified Parties proposing to assert the right to be indemnified under Section 6.7(a) shall, promptly after receipt of notice of commencement of any action against such Indemnified Parties in respect of which a claim is to be made under Section 6.7(a) against the Surviving Corporation, notify the Surviving Corporation of the commencement of such action, enclosing a copy of all papers served; provided, however, that the failure to so notify the Surviving Corporation shall not relieve it from any liability which it may have under Section 6.7(a) unless the Surviving Corporation is materially prejudiced thereby.  If any such action is brought against any of the Indemnified Parties and such Indemnified Parties notify the Surviving Corporation of its commencement, the Surviving Corporation will be entitled to participate in and, to the extent that the Surviving Corporation elects by delivering written notice to such Indemnified Parties promptly after receiving notice of the commencement of the action from the Indemnified Parties, to assume the defense of the action with counsel reasonably satisfactory to the Indemnified Parties after notice from the Surviving Corporation to the Indemnified Parties of its election to assume the defense, the Surviving Corporation will not be liable to the Indemnified Parties for any legal or other expenses except as provided below.  If the Surviving Corporation assumes the defense, the Surviving Corporation shall have the right to settle such action without the consent of the Indemnified Parties; provided, however, that the Surviving Corporation shall be required to obtain such consent if the settlement includes any admission of wrongdoing on the part of the Indemnified Parties or any decree or restriction on the Indemnified Parties; provided, further, that the Surviving Corporation, in the defense of any such action shall not, except with the consent of the Indemnified Parties (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Parties of a release from all liability with respect to such action.  The Indemnified Parties will have the right to employ their own counsel in any such action, but the fees, expenses or other charges of such counsel will be at the expense of such Indemnified Parties unless (i) the employment of counsel by the Indemnified Parties has been authorized in writing by the Surviving Corporation, (ii) a conflict exists (based on advice of counsel to the Indemnified Parties) between the Indemnified Parties and the Surviving Corporation (in which case the Surviving Corporation will not have the right to direct the defense of such action on behalf of the Indemnified Parties) or (iii) the Surviving Corporation has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of one additional counsel (representing all of the Indemnified Parties) will be at the expense of the Surviving Corporation and shall be paid by the Surviving Corporation in a timely manner as statements therefor are received (regardless of whether received prior to or after final disposition of the claim, action, suit, proceeding or investigation).  The Surviving Corporation shall not be liable for any settlement of any action or claim effected without its written consent (which consent shall not be unreasonably withheld).

(c)                                  The Surviving Corporation shall obtain and maintain in effect at the Effective Time and continuing until the sixth anniversary thereof “run-off” director and officer liability coverage with a coverage amount of $15,000,000 and other terms and conditions in all material respects no less favorable to the Indemnified Parties than under the Company’s current directors and officers liability insurance policy covering the directors and officers of the Company with respect to their service as such prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be obligated to pay more than $1,200,000 in the aggregate for such coverage.

(d)                                 In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set for in this Section 6.7.

(e)                                  The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

Section 6.8                                      Employee Matters.

(a)                                  Benefit Plans.  After the Effective Time, all employees of the Company (“Company Employees”) who are employed by Parent or its subsidiaries, including the Surviving Corporation, shall, at the option of Parent, either continue to be eligible to participate in an “employee benefit plan,” as defined in Section 3(3) of ERISA (an “Employee Benefit Plan”), of the Company which is, at the option of Parent, continued by Parent, or alternatively shall be eligible to participate in the same manner as other similarly situated employees of Parent or its subsidiaries in a similar Employee Benefit Plan sponsored or maintained by Parent or in which employees of Parent or its subsidiaries participate after the Effective Time.  With respect to each such Employee Benefit Plan of Parent, service with the Company or any of its subsidiaries and the predecessor of any of them shall be included for purposes of determining eligibility to participate, vesting (if applicable) and determination of the level of entitlement to benefits under such Employee Benefit Plan.  Parent shall, or shall cause its subsidiaries to, (i) waive all limitations, as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to all Company Employees under any welfare plan that such Company Employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained by the Company for such employees immediately prior to the Effective Time, and (ii) provide each such Company Employee with credit for any co-payments and deductibles paid prior to the Effective Time for the plan year within which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

(b)                                 Company Stock Options.  Prior to the Effective Time, the Company shall take all actions necessary to fully vest as of the Effective Time all Company Stock Options.

(c)                                  Severance.  Prior to the Effective Time, the Company shall adopt a severance plan, in form and substance reasonably satisfactory to Parent, covering each of the individuals listed in Section 6.8(c) of the Company Disclosure Schedule, which will provide that if any such individual’s employment is terminated by Parent or the Surviving Corporation without cause, or by such individual due to a reduction in salary, benefits, job responsibilities or other terms of employment, or a change in job location, within one year after the Closing, he/she will be entitled to the severance and retention payments set forth opposite such individual’s name in Section 6.8(c) of the Company Disclosure Schedule.

Section 6.9                                      Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if (i) any representation or warranty contained in this Agreement that is qualified by materiality becomes untrue or inaccurate in any respect or any such representation or warranty contained in this Agreement that is not so qualified becomes untrue or inaccurate in any material respect, or (ii) any failure of the Company or Parent, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.10                                Restrictions on Dividends.  From and after the date of this Agreement, the Company shall not make any dividend or distribution to its stockholders (other than (a) the redemption by the Company of 1,500,000 shares of Series A Preferred Stock as announced by the Company on August 13, 2004 and (b) the Redemption) without the prior written consent of Parent (which consent shall be in Parent’s sole discretion); provided, however, that the written consent of Parent shall not be required for the authorization and payment of the greater of (x) distributions required for the Company to maintain its status as a REIT under the Code or to avoid the payment of income or excise tax under Sections 857 or 4981 of the Code; or (y) dividends or distributions of up to $0.28 per share to holders of the Company Common Stock on August 15, 2004, up to $1.40 per year per share to holders of the Series A Preferred Stock and up to $1.16 per year per share to holders of the Series 1 Preferred Stock, in accordance with (A) the terms of Sections (c)(1) and (d)(1) of Article Sixth of the Amended and Restated Charter as in effect on the date hereof, and (B) except insofar as necessary to fulfill the Board Redemption Actions or in connection with the aforesaid redemption of 1,500,000 shares of Series A Preferred Stock as announced by the Company on August 13, 2004, past practices.

Section 6.11                                Taxes.

(a)                                  Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, “Transfer and Gains Taxes”).  The Surviving Corporation shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to stockholders of the Company, all Transfer and Gains Taxes.

(b)                                 The Company will consult with and provide Parent the opportunity to review and comment upon all returns, questionnaires, applications or other documents to be filed after the date hereof and prior to the Effective Time by the Company with respect to Taxes including, without limitation, the Company’s federal, state and local income tax return for its taxable years ended December 31, 2003, and shall not file any such returns without the prior review and comment of Parent, which shall not be unreasonably delayed.

(c)                                  The Company will cause each of the Company’s subsidiaries to consult with and provide Parent the opportunity to review and comment upon all returns, questionnaires, applications or other documents to be filed after the date hereof and prior to the Effective Time by each respective subsidiary of the Company with respect to Taxes including, without limitation, each of the Company’s subsidiaries’ federal, state and local income tax returns for its taxable years ended December 31, 2003, and the Company shall cause each of its subsidiaries not to file any such returns without the prior review and comment of Parent, which shall not be unreasonably delayed.

Section 6.12                                Company REIT Status.

(a)                                  Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking, and the Company hereby agrees to take, any action at any time or from time to time that in the reasonable judgment of the Company Board, upon advice of counsel, is legally necessary for the Company to maintain its qualification as a REIT within the meaning of Sections 856-860 of the Code for any period or portion thereof ending on or prior to the Effective Time, including without limitation, making dividend or distribution payments to Company stockholders in accordance with Section 6.10 or otherwise.

(b)                                 From the Closing Date through the end of the Company’s taxable year in which the Closing occurs, Parent agrees that the Surviving Corporation will continue to be organized and will continue to operate in accordance with the requirements for qualification and taxation as a REIT under the Code.

Section 6.13                                Put Agreement.  If Parent elects to exercise the put right provided in the Put Agreement, the Company shall take all actions reasonably necessary to satisfy the conditions to such exercise set forth in the Put Agreement, including (a) releasing the Company and its subsidiaries (other than the Newcos (as hereinafter defined)) from any loans or guarantees relating to the Put Properties, and (b) causing the Newcos to assume the liabilities and obligations relating to the Put Properties as required under the Put Agreement.

ARTICLE VII.

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1                                      Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each party hereto to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefited thereby (which waiver shall be in such party’s sole discretion), to the extent permitted by applicable Law:

(a)                                  this Agreement and the Merger shall have been approved by the Company Requisite Vote;

(b)                                 no Law shall have been enacted, entered, promulgated or enforced by any court or Governmental Entity of competent jurisdiction that restrains, enjoins or otherwise prevents consummation of the Merger, which has not been vacated, dismissed or withdrawn prior to the Effective Time, and the Company and Parent shall use their reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time; and

(c)                                  any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated, and all other consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities, whether domestic or foreign, except where the failure to obtain any such consent, approval or authorization, or for any such consent, approval or authorization to be in full force and effect, would not be reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on the Company or Parent.

Section 7.2                                      Conditions to the Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of the Parent and Merger Sub to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of each of the following further conditions, any or all of which may be waived in whole or in part by Parent (which waiver shall be in Parent’s sole discretion), to the extent permitted by applicable Law:

(a)                                  the representations and warranties of the Company shall be correct and accurate as of the Closing Date as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be correct and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be correct and accurate (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer to such effect;

(b)                                 the Company shall have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed by it or complied with on or prior to the Effective Time, and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer to such effect;

(c)                                  Parent shall have received an opinion of Latham & Watkins LLP, dated as of the Closing Date, in substantially the form attached hereto as Exhibit A-1 (such opinion shall be subject to customary assumptions, qualifications and representations, including (i) representations made by the Company and its subsidiaries with respect to certain factual matters through a certificate of an officer of the Company in substantially the form attached hereto as Exhibit A-2 (the “Company Officer’s Certificate”) and (ii) representations made by DNC Parks & Resorts of Arizona, Inc. (formerly, Delaware North Parks Services of Arizona, Inc.), current hotel operator, with respect to certain factual matters through a certificate of an officer of Delaware North Parks Services of Arizona, Inc. in substantially the form attached hereto as Exhibit A-3 (the “Hotel Officer’s Certificate” and, together with the Company Officer’s Certificate, the “Officer’s Certificates”), with such changes or modifications from the language set forth on such exhibits as may be deemed necessary or appropriate by Latham & Watkins LLP, provided that if any such change or modification is materially adverse to either the Company or Parent, Parent shall have the right to terminate this Agreement as provided in Section 8.1(l));

(d)                                 from the date of this Agreement through the Effective Time, there shall not have occurred an event or series of events which individually or in the aggregate would be reasonably likely to have a Material Adverse Effect on the Company;

(e)                                  (i) Price Group LLC shall have entered into a put agreement in the form attached hereto as Exhibit B (the “Put Agreement”), pursuant to which Parent shall have the right to sell one or more newly formed subsidiaries of the Company (the “Newcos”) that will own certain properties and other assets described therein (the “Put Properties”) to Price Group LLC, and (ii) such sale shall be consummated concurrently with the closing of the Merger; and

(f)                                    Parent shall have received an exemption from the beneficial and constructive ownership limitations in the Amended and Restated Charter.  In order for the Company Board to grant such exemption, Parent shall provide to the Company Board the representations and warranties necessary for the Company Board to conclude that, at the time of the Closing and following the Closing (i) Parent will be an entity that is taxed for United States federal income tax purposes as a corporation, partnership or disregarded entity, and Parent will not be an organization described in Sections 401(a), 501(c)(17) or 509(a) of the Code, or a portion of a trust permanently set aside or to be used exclusively for the purposes described in Section 642(c) of the Code or a corresponding provision of a prior income tax law (each, an “Organization”); (ii) the interests of Parent will be widely held and, as a result, no individual and no Organization will “Beneficially Own” and/or “Constructively Own” (as such terms are defined in the Amended and Restated Charter) Company stock in excess of the ownership limits set forth in Article TENTH, Paragraphs (b)(1)a and (b)(1)b of the Amended and Restated Charter as a result of Parent’s acquisition of the Company Common Stock; and (iii) Parent’s acquisition of the Company Common Stock will not cause the Company to be “closely held” within the meaning of Section 856(h) of the Code, or otherwise fail to qualify as a REIT (including but not limited to Constructive Ownership that would result in the Company owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause the Company to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).  Parent acknowledges that notwithstanding the grant of such exemption, in the event that Parent violates any of the aforesaid representations or warranties, then all or a portion of the shares of Company Common Stock otherwise acquired or to be acquired by Parent will be transferred to a Trust in accordance with Section (b)(2) of Article TENTH of the Amended and Restated Charter.

(g)                                 all other consents, approvals and authorizations required to be obtained by the Company to consummate the Merger shall have been obtained from all lenders of fixed rate debt, debt with prepayment lock-out periods or debt that has prepayment or exit fees payable by the Company or any of its subsidiaries, which debt by its terms requires consent of such lenders to consummate the Merger (including consent to the change in property management), as listed in Section 3.7 of the Company Disclosure Schedule (the “Lender Consents”).  Anything in this Agreement to the contrary notwithstanding, in connection with the Company’s obtaining the Lender Consents, the Company shall not pay in excess of 1.0% of the principal amount outstanding under any loan (or $1,000,000 in the aggregate for all affected properties) as a lender condition to the receipt of any such consents, without the prior written consent of Parent, which consent shall be made in the sole and absolute discretion of Parent, and the failure of Parent to give such consent shall not be deemed a waiver of the condition precedent to Parent’s obligation to close set forth in this Section 7.2(g).

(h)                                 the Company shall have received written confirmation from the lenders of the resolution of any issues with respect to any outstanding GEMSA loan balances and cross defaults on the former Swerdlow properties (including the Cross Country Plaza) to the reasonable satisfaction of Parent.

Section 7.3                                      Conditions to Obligations of the Company to Effect the Merger.  The obligations of the Company to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of each of the following further conditions, any or all of which may be waived in whole or in part by the Company, to the extent permitted by applicable Law:

(a)                                  the representations and warranties of Parent and of Merger Sub, or both, shall be correct and accurate as of the Closing Date as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be correct and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be correct and accurate (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not have or would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Parent, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer to such effect; and

(b)                                 Parent and Merger Sub shall each have performed or complied in all material respects with all obligations, agreements and covenants required by this Agreement to be performed by it or complied with on or prior to the Effective Time, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by its Chief Executive Officer or Chief Financial Officer to such effect.

Section 7.4                                      Reliance.  No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use reasonable best efforts as required by Section 6.3.

ARTICLE VIII.

TERMINATION; AMENDMENT; WAIVER

Section 8.1                                      Termination.  This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of each of the Company and Parent:

(a)                                  by the mutual written consent of Parent and the Company (which consent shall be in the sole discretion of each of Parent and the Company);

(b)                                 by either Parent or the Company, if any Governmental Entity of competent authority shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the Merger substantially on the terms contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

(c)                                  by either Parent or the Company, if the Merger has not been consummated by January 31, 2005 (the “Drop-Dead Date”); provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have caused or resulted in the failure to consummate the Merger on or before such date;

(d)                                 by Parent, if (i) the Company Board shall have withdrawn or materially modified its recommendation of this Agreement or the Merger in a manner adverse to Parent or its stockholders or shall have resolved to do so; (ii) the Company Board shall have approved or recommended an Acquisition Proposal made by any Person other than Parent or Merger Sub; or (iii) the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal;

(e)                                  by the Company, if the Company Board shall have approved, and the Company shall concurrently enter into, a definitive agreement providing for the implementation of a Superior Proposal; but only if (i) the Company is not then in breach of Section 6.4, and (ii) prior to such termination the Company shall have made payment of the full amounts required by Section 8.3(b);

(f)                                    by either the Company or Parent, if the Company Requisite Vote shall not have been obtained at a duly held Company Stockholders’ Meeting or any adjournment or postponement thereof;

(g)                                 by the Company, if Parent shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.3(a) or (b) and which breach is incapable of being cured by Parent prior to the Drop-Dead Date;

(h)                                 by Parent, if the Company shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.2(a) or (b) and which breach is incapable of being cured by the Company prior to the Drop-Dead Date;

(i)                                     by Parent, if (A) the condition set forth in Section 7.2(g) with respect to the Lender Consents is not satisfied within thirty (30) days after the date of this Agreement; provided, however, that Parent’s right to terminate this Agreement pursuant to this Section 8.1(i)(A) shall lapse and have no further force or effect unless Parent notifies the Company in writing of its election to terminate pursuant to this Section 8.1(i)(A) within five (5) business days after the expiration of such 30-day period; or (B) the Lender Consents which have been obtained are no longer in effect;

(j)                                     by Parent, if the condition set forth in Section 7.2(h) with respect to the specified loan balances and cross default issues is not satisfied within thirty (30) days after the date of this Agreement; provided, however, that Parent’s right to terminate this Agreement pursuant to this Section 8.1(j) shall lapse and have no further force or effect unless Parent notifies the Company in writing of its election to terminate pursuant to this Section 8.1(j) within five (5) business days after the expiration of such 30-day period;

(k)                                  by Parent, if (A) the condition set forth in Section 7.2(e)(i) with respect to the execution of the Put Agreement is not satisfied by September 30, 2004; provided, however, that Parent’s right to terminate this Agreement pursuant to this Section 8.1(k)(A) shall lapse and have no further force or effect unless Parent notifies the Company in writing of its election to terminate pursuant to this Section 8.1(k)(A) by October 7, 2004; or (B) the condition set forth in Section 7.2(e)(ii) with respect to the consummation of the transactions contemplated by the Put Agreement is not satisfied concurrently with the closing of the Merger; or

(l)                                     by Parent, if (A) the condition set forth in Section 7.2(c) with respect to the receipt by Parent of an opinion of Latham & Watkins LLP is not satisfied as of the Closing Date; (B) there has been a change or modification to the Officer’s Certificates to be delivered under Section 7.2(c) which is materially adverse to either the Company or Parent; or (C) the Proxy Statement includes facts which, if set forth in the Officer’s Certificates, would have been a change or modification to such certificates which is materially adverse to either the Company or the Parent.

The right of any party hereto to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

Section 8.2                                      Effect of the Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except (i) as provided in Section 5.2(c), this Section 8.2, Section 8.3 and Article IX and (ii) nothing herein shall relieve any party from any liability for any willful or intentional breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 8.3                                      Fees and Expenses.

(a)                                  Except as otherwise set forth in this Section 8.3, whether or not the Merger is consummated, all Expenses (as hereinafter defined) incurred in connection with this Agreement and the other transactions contemplated hereby shall be paid by the party incurring such Expenses.  As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other transactions contemplated hereby.

(b)                                 (i)                                     In the event that this Agreement is terminated (A) by either the Company or Parent pursuant to Section 8.1(f) or (B) by Parent pursuant to Section 8.1(k), then the Company shall pay Parent Ten Million Dollars ($10,000,000) by wire transfer of same day funds to an account designated by Parent within thirty (30) days after such termination.

(ii)                                  In the event that this Agreement is terminated by Parent pursuant to either Section 8.1(h) or Section 8.1(l), then the Company shall reimburse Parent for its actual out-of-pocket Expenses up to a maximum amount of Two Million Dollars ($2,000,000).  Such payment shall be made by wire transfer of same day funds to an account designated by Parent within thirty (30) days after receipt by the Company of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of Parent.

(iii)                               In the event that this Agreement is terminated (A) by Parent pursuant to Section 8.1(d), (B) by the Company pursuant to Section 8.1(e), (C) by Parent pursuant to Section 8.1(h) (but only, in the case of this clause (C), as a result of a breach by the Company which (y) is the result of fraud by the Company and (z) would have or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company), or (D) (1) by either the Company or Parent pursuant to Section 8.1(f) and (2) an Acquisition Proposal shall at the time of such termination or thereafter be publicly proposed or publicly announced (and not subsequently withdrawn) and within six (6) months after such termination the Company consummates such Acquisition Proposal, then the Company shall pay Parent an amount equal to the Termination Fee (as hereinafter defined) by wire transfer of same day funds to an account designated by Parent, in the case of a payment as a result of any event referred to in Section 8.3(b)(iii)(D), within two (2) business days after the consummation of the Acquisition Proposal, in the case of a payment as a result of any event referred to in Section 8.3(b)(iii)(C), promptly, but in no event later than thirty (30) days after such termination, and in the case of a payment as a result of any event referred to in Section 8.3(b)(iii)(A) or (B), promptly, but in no event later than the date of such termination; provided, however, in the event that Parent is entitled to receive the Termination Fee pursuant to Section 8.3(b)(iii)(C) or (D), the amount of such fee shall be reduced by any amount paid to Parent under Section 8.3(b)(i) or (ii) such that the maximum amount payable by the Company in the event of a termination under Section 8.1(f) or 8.1(h) shall be $20,000,000).  For purposes of this Section 8.3(b), an “Acquisition Proposal” shall have the meaning assigned to such term in Section 9.11, except that each reference to “20 percent” in such definition shall be deemed to be a reference to “50 percent.”  As used in this Agreement, the “Termination Fee” shall be an amount equal to the lesser of (x) Twenty Million Dollars ($20,000,000) (the “Base Amount”) and (y) the sum of (A) the maximum amount that can be paid to Parent without causing any of the direct or indirect owners of Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by independent accountants to Parent, and (B) in the event Parent receives an opinion or a letter from outside counsel (the “Termination Fee Tax Opinion”) indicating that Parent has received an opinion of counsel or a ruling from the IRS holding that Parent’s receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income of Parent within the meaning of Sections 856(c)(2) and (3) of the Code (the “REIT Requirements”) or that the receipt by Parent of the remaining balance of the Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause (A) above.  In the event that Parent is not able to receive the full Base Amount, the Company shall place the unpaid amount in escrow and shall not release any portion thereof to Parent unless and until the Company receives either one of the following: (x) a letter from Parent’s independent accountants indicating the maximum amount that can be paid at that time to Parent without causing any of the direct or indirect owners of Parent to fail to meet the REIT Requirements or (y) a Termination Fee Tax Opinion, in either of which events the Company shall pay to Parent the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in clause (y) above.  The Company’s obligation to pay any unpaid portion of the Termination Fee shall terminate three (3) years from the date of this Agreement.  Amounts remaining in escrow after such obligation terminates shall be released to the Company.

(c)                                  In addition to any amounts payable pursuant to Section 8.3(b) above:

(i)                                     In the event that this Agreement is terminated by the Company (other than pursuant to Section 8.1(g)) or Parent for any reason, Parent shall be entitled to (A) if the termination occurs before the Company commences the Redemption by notice to stockholders or otherwise, a refund of the Deposit together with any interest or other amounts earned with respect thereto, or (B) if the termination occurs after the Company commences the Redemption, in lieu of such cash payment, all of the Company’s right, title and interest in and to one (1) of the Company Properties listed in Section 8.3(c) of the Company Disclosure Schedule (the “Identified Company Property”).  In the event that Parent is entitled to a refund of the Deposit, the Company shall pay Parent the Deposit, together with any interest or other amounts earned with respect thereto, by wire transfer of same day funds to an account designated by Parent within five (5) business days after termination.  In the event that Parent is entitled to receive the Identified Company Property, Parent shall promptly select the Identified Company Property from among the Company Properties listed in Section 8.3(c) of the Company Disclosure Schedule (if Parent fails to notify the Company of its selection within thirty (30) days after termination, the Company shall be entitled to make such selection), and the Company shall, upon payment to the Company of the amount (if any) by which the equity value of the Identified Company Property exceeds $25,000,000, authorize, execute and deliver all such deeds, bills of sale, assignments, transfer documents and instruments and take and do all such other actions and things as may be reasonably necessary or desirable to carry out this Section 8.3(c)(i) and to transfer the Identified Company Property to Parent consistent with the terms of this Agreement.  In the event that the equity value of the Identified Company Property is less than $25,000,000, the Company shall pay Parent the shortfall within five (5) business days after transfer of the property to

Parent.  The Identified Company Property shall have the equity value set forth opposite its name in Section 8.3(c) of the Company Disclosure Schedule.

(ii)                                  In the event that this Agreement is terminated by the Company pursuant to Section 8.1(g), the Company shall be entitled to retain the Deposit, together with any interest or other amounts earned with respect thereto, and the Company Properties listed in Section 8.3(c) of the Company Disclosure Schedule.  In such event, Parent shall authorize, execute and deliver all such documents and instruments and take and do all such other actions and things as may be reasonably necessary or desirable to carry out this Section 8.3(c)(ii).

(d)                                 The Company and Parent agree that the agreements contained in Sections 8.3(b) and 8.3(c) above are an integral part of the transactions contemplated by this Agreement, and that the payments to be made thereunder shall be compensation for the loss suffered by the applicable party as a result of the failure of the Merger to be consummated and constitute liquidated damages and not a penalty.  The parties further agree that termination of this Agreement and abandonment of the Merger contemplated herein, with the consequences specifically provided for in this Section 8.3 in the case of such termination, shall be the sole and exclusive remedy for any breach of the Company’s representations, warranties, covenants or agreements contained in this Agreement, and that neither the Company nor any of its officers, directors, employees, controlling stockholders, agents or other representatives shall have any liability for damages arising out of, resulting from or relating to any such breach; provided that, if this Agreement is terminated by Parent pursuant to Section 8.1(h), in addition to any amounts payable by the Company under Sections 8.3(b) and 8.3(c), Parent shall be entitled to seek all available remedies against the Company at law or in equity, provided that in no event shall the Company be liable for additional damages in excess of Twenty Five Million Dollars ($25,000,000).  Any amounts payable by the Company under Sections 8.3(b) and 8.3(c) shall not be construed as a waiver by the Company of any claims it may have against Parent for breach of this Agreement or otherwise.  In the event that the Company or Parent is required to file to seek all or a portion of the amounts payable under this Section 8.3, and such party prevails in such litigation, such party shall be entitled to receive, in addition to all amounts that it is otherwise entitled to receive under this Section 8.3, all reasonable expenses (including attorneys’ fees) which it has incurred in enforcing its rights hereunder, together with interest on the amounts owed at the prime rate of Citibank, N.A. then in effect, which interest shall accrue from the date such payment was required to be made until the date it was actually received.

Section 8.4                                      Amendment.  This Agreement may be amended by action taken by the Company, Parent and Merger Sub at any time before or after approval of the Merger by the Company Requisite Vote but, after such approval, no amendment shall be made which requires the approval of any such stockholders under applicable Law without such approvals.  This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

Section 8.5                                      Extension; Waiver.  At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein.  Any agreement on the part of either party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

ARTICLE IX.

MISCELLANEOUS

Section 9.1                                      Nonsurvival of Representations and Warranties.  None of the representations, warranties, covenants and agreements in this Agreement or in any exhibit, schedule or instrument delivered pursuant to this Agreement shall survive beyond the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

Section 9.2                                      Entire Agreement; Assignment.

(a)                                  This Agreement (including the schedules and exhibits hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

(b)                                 Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including by merger or consolidation) or otherwise.  Notwithstanding the foregoing, Parent shall have the right to assign all of its rights and obligations under this Agreement to any Person of which Parent directly or indirectly owns at least 10% of the outstanding equity securities, and, upon such assignment, Parent shall be relieved of all rights and obligations hereunder, provided that Parent shall be and remain responsible for the representation contained in Section 4.5 above, but the terms thereof shall be to the effect that the assignee shall have the funds available. Any assignment in violation of this Section 9.2(b) shall be void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.3                                      Notices.  All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) three (3) business days following sending by registered or certified mail, postage prepaid, (ii) when sent if sent by facsimile; provided, however, that the fax is promptly confirmed by telephone confirmation thereof, (iii) when delivered, if delivered personally to the intended recipient, and (iv) one business day following sending by overnight delivery via a national courier service, and in each case, addressed to a party at the following address for such party:

if to Parent or to Merger Sub, to:	PL Retail LLC
c/o DRA Advisors LLC
220 East 42nd Street (27th Floor)
New York, N.Y. 10017
Attention: Brian T. Summers
Facsimile: (212) 697-7405

with a copy to:	Blank Rome LLP
The Chrysler Building
405 Lexington Avenue
New York, N.Y. 10174
Attention: Martin Luskin, Esq.
Facsimile: (212) 885-5001

if to the Company, to:	Price Legacy Corporation
Excel Centre
17140 Bernardo Center Drive, Suite 300
San Diego, CA 92128
Attention: Jack McGrory
Facsimile: (858) 675.9405

with a copy to:	Latham & Watkins LLP
12636 High Bluff Drive, Suite 300
San Diego, CA 92130-2071
Attention: Scott N. Wolfe, Esq.
Facsimile: (858) 523-5450

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 9.4                                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to the choice of law principles thereof.

Section 9.5                                      Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 9.6                                      Parties In Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and, except as provided in Section 6.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.7                                      Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) if necessary, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.8                                      Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court or California court sitting in the County of San Diego, California, this being in addition to any other remedy to which they are entitled at law or in equity.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction and exclusive venue of any Federal court or California court sitting in the County of San Diego, California in the event any dispute arises out of this Agreement or the Merger or the validity, performance or enforcement of this Agreement or the Merger, and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court.

Section 9.9                                      Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.10                                Interpretation.

(a)                                  The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(b)                                 The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 9.11                                Definitions.

(a)                                  “Acquisition Proposal” means an inquiry, offer or proposal regarding any of the following (other than the Merger) involving the Company:  (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction in which the other party thereto or its stockholders will own 20% or more of the combined voting power of the surviving entity resulting from any such transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions; (iii) any tender offer or exchange offer for 20% or more of any class of equity security of the Company or the filing of a registration statement under the Securities Act in connection therewith; (iv) any other transaction or series of related transactions pursuant to which any third party proposes to acquire control of assets of the Company and its subsidiaries having a fair market value equal to or greater than 20% of the fair market value of all of the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

(b)                                 “Company Non-Subsidiary Entity” means any Person in which the Company or any of its subsidiaries owns, directly or indirectly, greater than ten percent (10%) of any equity or similar interests, or any interest convertible into or exchangeable or exercisable for any equity or similar interests, other than a subsidiary.  References herein to “the Company and the Company Non-Subsidiary Entities taken as a whole” or other words of similar import shall be understood to refer to the Company and the Company Non-Subsidiary Entities on an aggregate basis, but in the case of the Company Non-Subsidiary Entities, only to the extent of the Company’s interest therein.

(c)                                  “Company Option Plan” means the Amended and Restated Price Legacy Corporation 2001 Stock Option and Incentive Plan.

(d)                                 “delivered” or “made available” means, with respect to documents or information required to be provided by the Company to Parent or Merger Sub, any documents or information (i) posted by the Company Financial Advisor on the IntraLinks web site, (ii) available through the SEC’s Electronic Data Gathering and Retrieval System or (iii) otherwise made reasonably available by the Company or its representatives to Parent.

(e)                                  “Dispute” means in respect of any Person, any suit, claim, action, proceeding or investigation against such Person or any of its subsidiaries or any of its or their respective properties or assets.

(f)                                    “Judgment” means any order, judgment, writ, injunction or decree.

(g)                                 “know” or “knowledge” means, with respect to the Company or Parent, the actual knowledge of such persons listed in Section 9.11(g) of the Company Disclosure Schedule or Section 9.11(g) of the Parent Disclosure Schedule, respectively.

(h)                                 “Material Adverse Effect” means when used in connection with the Company or Parent, as the case may be, or any of their respective subsidiaries, any change, effect or circumstance that is reasonably likely to (i) materially and adversely affect the business, assets, financial condition or results of operations of, as the case may be, the Company and its subsidiaries or the Parent and its subsidiaries, in each case taken as a whole, but excluding any adverse effect or change arising from (A) conditions in, or events affecting, the United States economy or capital or financial markets generally, including changes in interest or exchange rates, (B) changes in GAAP, (C) general changes in conditions (including changes in legal, regulatory or business conditions) in or otherwise affecting retail real estate properties generally, unless such changes have a materially disproportionate effect, relative to other industry participants, on the Company and its subsidiaries or the Parent and its subsidiaries, each taken as a whole, as the case may be, but do not have a substantially comparable effect on both the Company and its subsidiaries and the Parent and its subsidiaries, in each case taken as a whole, or (D) this Agreement, the announcement or performance hereof and the Merger, including the impact thereof on relationships with suppliers or employees, or (ii) materially adversely affect the ability of the Company or Parent, as the case may be, to perform its obligations hereunder or consummate the Merger; provided, however, that a Company Material Adverse Effect shall be deemed to have occurred for all purposes of this Agreement, other than under Section 8.3(b)(iii)(C), if the Company breaches any of its representations, warranties or covenants contained in this Agreement, which breach materially adversely affects any Company Property listed in Section 9.11(h) of the Company Disclosure Schedule such that the value of such Company Property is reduced by at least $25,000,000 (such dollar threshold to be applied to each Company Property individually, and not to two or more of the Company Properties collectively).

(i)                                     “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

(j)                                     “SEC” shall mean the United States Securities and Exchange Commission.

(k)                                  “subsidiary” means, when used with reference to any party, any corporation, limited liability company, partnership, joint venture or other organization, whether incorporated or unincorporated, of which: (i) such party or any other subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any subsidiary of such party do not have at least a majority of the voting interests in such partnership), (ii) voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation, partnership, joint venture or other organization is held by such party or by any one or more of its subsidiaries, or by such party and any one or more of its subsidiaries or (iii) at least a majority of the equity, other securities or other interests is, directly or indirectly, owned or controlled by such party or by any one or more of its subsidiaries, or by such party and any one or more of its subsidiaries.  References herein to

“the Company and its subsidiaries taken as a whole” or other words of similar import shall be understood to refer to the Company and its subsidiaries on an aggregate basis, but in the case of subsidiaries that are not wholly owned, only to the extent of the Company’s interest therein.  References herein to “Parent and its subsidiaries taken as a whole” or other words of similar import shall be understood to refer to Parent and its subsidiaries on an aggregate basis, but in the case of subsidiaries that are not wholly owned, only to the extent of Parent’s interest therein.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PL RETAIL LLC

By: G&I IV PL Retail LLC

By:	/s/ Brian T. Summers
	Name:	Brian T. Summers
	Title:	Vice President

PRICE LEGACY CORPORATION

By:	/s/ Jack McGrory
	Name:	Jack McGrory
	Title:	Chairman and Chief Executive Officer

PL ACQUISITION CORP.

By:	/s/ Brian T. Summers
	Name:	Brian T. Summers
	Title:	Vice President